Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 2.4

AGREEMENT AND PLAN OF MERGER

DATED AS OF

JULY 22, 2022

BY AND AMONG

VISTA OUTDOOR OPERATIONS LLC

TROPHY MERGER SUB, LLC,

SIMMS FISHING PRODUCTS LLC,

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS THE EQUITYHOLDER

REPRESENTATIVE

AND

solely for purposes of Section 11.16 of this Agreement

VISTA OUTDOOR INC.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

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Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(continued)

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Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(continued)

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Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(continued)

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Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

TABLE OF SCHEDULES AND EXHIBITS

Disclosure Schedule

Exhibit A	—	Accounting Principles and Working Capital Illustrative Example
Exhibit B	—	Form of Certificate of Merger
Exhibit C	—	Form of Merger Consideration Schedule
Exhibit D	—	Form of Escrow Agreement
Exhibit E	—	Form of Paying Agent Agreement
Exhibit F	—	Form of Letter of Transmittal
Exhibit G	—	Allocation Statement

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Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 22, 2022 by and among Vista Outdoor Operations LLC, a Delaware limited liability company (“Purchaser”), Trophy Merger Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Purchaser (“Merger Sub”), Simms Fishing Products LLC, a Delaware limited liability company (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Equityholders’ representative, agent and attorney-in-fact (the “Equityholder Representative”), and, solely for purposes of Section 11.16, Vista Outdoor Inc., a Delaware corporation (the “Parent”). Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in Article I.

A. The Company is the direct owner of all of the issued and outstanding Equity Interests of The Rivers Edge Outfitters, LLC, a Montana limited liability company (the “Company Subsidiary”).

B. The Equityholders beneficially and of record own all of the issued and outstanding Units.

C. On the terms set forth herein and in accordance with the Limited Liability Company Act of the State of Delaware (as amended, the “DLLCA”), Purchaser desires to acquire the Company by causing Merger Sub to merge with and into the Company, with the Company being the Surviving Company and becoming a wholly-owned subsidiary of Purchaser (the “Merger”).

D. Contemporaneously with the execution of this Agreement, the respective governing bodies of Purchaser and Merger Sub each have approved and authorized (i) the transactions contemplated hereby, including the Merger, and the other transactions contemplated by the other Transaction Documents (collectively, the “Transactions”), and (ii) the execution and delivery of the respective Transaction Documents to which each is a party on the terms and subject to the conditions set forth in such Transaction Documents, as applicable.

E. Contemporaneously with the execution of this Agreement, the Management Board of the Company (the “Company Board”), acting by unanimous written consent, has (i) declared that the Transactions and the Transaction Documents are advisable and fair to, and in the best interests of, the Company and the Equityholders; (ii) approved and authorized the Transactions, and (iii) approved and authorized the execution and delivery of the Transaction Documents, on the terms and subject to the conditions set forth in the Transaction Documents (the “Company Board Consent”).

F. Contemporaneously with the execution of this Agreement, the holders of Class A Units have unanimously approved and authorized this Agreement and the Transactions pursuant to a written consent (the “Class A Consent”) and Castanea Partners Fund IV, L.P., Castanea Family Holdings IV, LLC, and CP Coinvest, LLC, each a holder of Series A Preferred Units, has each approved and authorized this Agreement and the Transactions pursuant to a written consent (the “Series A Consent”).

G. Contemporaneously with the execution of this Agreement, as a condition and material inducement to Purchaser’s execution and delivery of this Agreement, the Restricted Persons (as defined below) have executed and delivered to Purchaser a restrictive covenant agreement (collectively, the “Restrictive Covenant Agreements”).

In consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used in this Agreement, have the following meanings:

“Accountant Expert” means a nationally recognized certified public accounting firm mutually agreed between the Equityholder Representative and Purchaser in writing.

“Accounting Principles” means the accounting methods and principles set forth on Exhibit A.

“Acquisition Proposal” means any written, bona fide offer, proposal or indication of interest with respect to (a) any sale of the Units or other Equity Interests of the Company or any sale of the Equity Interests of the Company Subsidiary, (b) any merger, consolidation, recapitalization, reorganization, business combination or similar transaction with respect to the Company or the Company Subsidiary, (c) any lease, sale, transfer or other disposition of the assets of the Target Companies, other than assets sold in the ordinary course of business or (d) any other transaction that does or would reasonably be expected to impede or otherwise delay the Transactions.

“Adjustment Consideration” is defined in Section 2.8(c).

“Adjustment Excess Amount” is defined in Section 2.8(b)(i).

“Adjustment Shortfall Amount” is defined in Section 2.8(b)(iii).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person, including, in the case of any Person who is an individual, his or her spouse or domestic partner, any of his or her descendants (lineal or adopted) or ancestors, and any of their respective spouses or domestic partners.

“Agreement” is defined in the Preamble.

“Allocation Evaluation Period” is defined in Section 7.7.

“Allocation Notice of Objection” is defined in Section 7.7.

“Allocation Resolution Period” is defined in Section 7.7.

“Allocation Statement” is defined in Section 7.7.

“Annual Company Financial Statements” is defined in Section 3.6(a).

“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other Laws, including foreign Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Associated Rights” is defined in Section 11.15(b).

“Bank Accounts” is defined in Section 3.28.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Base Amount” means an amount equal to $192,500,000.

“Benefit Plan” means any employee benefit plan, program or arrangement (including any “employee benefit plan,” as defined in Section 3(3) of ERISA), stock purchase, stock option, equity or equity-based compensation, severance, retention, employment, change-in-control, bonus, incentive, deferred compensation, profit sharing, pension, individual independent contractor, retirement, termination, vacation, holiday, sick leave, dependent care assistance, health savings, health reimbursement, flexible spending, accident, disability, long-term care, employee assistance, scholarship, fringe benefit, expense reimbursement or any other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether funded or unfunded, written or unwritten, insured or self-insured, which is maintained, sponsored, contributed to, or required to be contributed to, by any Target Company or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, or director of any Target Company (or their respective dependents or beneficiaries) or under which any Target Company has any Liability, whether actual or contingent (other than a Multiemployer Plan).

“Business Day” means a day on which banks are open for business in Bozeman, Montana or New York, New York, but does not include any day that is a Saturday, Sunday or a statutory holiday in the State of Montana or the State of New York.

“Calculation Time” means 12:01 a.m. Mountain Time on the Closing Date.

“CARES Act” means the U.S. Small Business Administration and pursuant to the Coronavirus Aid, Relief, and Economic Security Act.

“Cash Equivalents” means, as of any time, the aggregate amount of all cash and cash equivalents of the Target Companies, excluding Trapped Cash, as determined in a manner consistent with the Accounting Principles. For the avoidance of doubt, Cash Equivalents shall include and reflect (a) inbound checks and drafts deposited for the account of the Target Companies, or in the possession of the Target Companies and (b) all uncleared inbound payments in transit, including inbound credit card payments and wire transfers.

“Certificate of Merger” is defined in Section 2.1.

“Class A Consent” is defined in the Recitals.

“Class A Unit” means a Class A Common Unit of the Company.

“Class B Unit” means a Class B Common Unit of the Company, whether vested or unvested by its terms.

“Closing” is defined in Section 2.5(a).

“Closing Balance Sheet” is defined in Section 2.9.

“Closing Cash” means the Cash Equivalents, determined in accordance with the Accounting Principles, as of the Calculation Time.

“Closing Date” is defined in Section 2.5(a).

“Closing Indebtedness” means the Indebtedness, determined in accordance with the Accounting Principles, as of immediately prior to the Closing.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Closing Payment” means an amount equal to (a) the Estimated Merger Consideration, minus (b) the Escrow Amount, minus (c) the Equityholder Representative Payment.

“Closing Statement” is defined in Section 2.9.

“Closing Transaction Expenses” means the Transaction Expenses, determined in accordance with the Accounting Principles, as of immediately prior to the Closing.

“Closing Working Capital” means the Working Capital, determined in accordance with the Accounting Principles, as of the Calculation Time.

“Closing Working Capital Excess” means the amount by which the Closing Working Capital exceeds $14,098,000; provided, that, if the Closing Working Capital is within the Working Capital Collar, then the Closing Working Capital Excess for purposes of this Agreement shall be deemed to equal $0.

“Closing Working Capital Shortfall” means the amount by which (expressed as a positive number) the Closing Working Capital is less than $8,098,000; provided, that, if the Closing Working Capital is within the Working Capital Collar, then the Closing Working Capital Shortfall for purposes of this Agreement shall be deemed to equal $0.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Board” is defined in the Recitals.

“Company Board Consent” is defined in the Recitals.

“Company Data and Data Sets” is defined in Section 3.17(h).

“Company Employees” is defined in Section 3.19(c).

“Company Financial Statements” is defined in Section 3.6(a).

“Company Intellectual Property” is defined in Section 3.17(c)(i).

“Company’s Knowledge” means the actual knowledge of K.C. Walsh, Casey Sheahan, Stacie Bruno, Strick Walker, Mike Moore, Ben Christensen, Jordan Wand, Diane Bristol, Robert Gibson, and Joey Sweeney and the knowledge such persons would have after reasonable due inquiry.

“Company Subsidiary” is defined in the Recitals.

“Company Systems” means all of the following owned, used or controlled by the Target Companies: computers, computer systems, servers, hardware, Software, firmware, middleware, websites, databases, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or Software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

“Confidentiality Agreement” is defined in Section 5.5.

“Continuing Employee” defined in Section 5.7(a).

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Contract” means any contract, agreement, arrangement, commitment, understanding, lease, license, or other legally binding agreement, and including all amendments thereto, whether written or oral.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by Contract or otherwise.

“Controversy” is defined in Section 11.9.

“Copyleft Software” means any software code that is distributed under Open License Terms that: (a) require, as a condition of use, modification, and/or distribution, that other software code incorporated into, derived from or distributed with such software code also be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making modifications or derivative works, or (iii) redistributable at no charge; or (b) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Purchaser to use or modify the products or services of the Target Companies or distribute products or services of the Target Companies under terms chosen by Purchaser.

“Covered Tax Claim” is defined in Section 7.4(a).

“COVID-19” means the novel coronavirus (SARS CoV-2019) known as COVID-19 or any evolution thereof.

“COVID-19 Related Deferrals” means any Tax liabilities or other amounts for or allocable to a Pre-Closing Period, or portion of a Straddle Period ending on the Closing Date, the payment of which is deferred, to a taxable period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act or any other Law or executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19.

“Current Assets” means the consolidated current assets of the Target Companies determined in accordance with the Accounting Principles; provided, that, notwithstanding anything to the contrary contained herein, Current Assets shall not include (a) Cash Equivalents or (b) assets related to Income Taxes (including deferred Tax assets).

“Current Liabilities” means the consolidated current liabilities of the Target Companies determined in accordance with the Accounting Principles; provided, that, notwithstanding anything to the contrary contained herein, Current Liabilities shall not include (a) Indebtedness, (b) Transaction Expenses or (c) Liabilities related to Income Taxes (including deferred Tax Liabilities).

“D&O Indemnified Person” is defined in Section 5.6(a).

“D&O Tail Policy” is defined in Section 5.6(b).

“Data Breach” means the unauthorized access, use, disclosure, acquisition, or modification of Personal Information, Company Systems, or any other data security incident requiring notification to impacted Persons or regulators under applicable Information Privacy and Security Law.

“Data Room” means the virtual data room entitled “TROPHY” hosted by Datasite.

“Debt Financing” is defined in Section 5.17(a).

“Disclosure Schedule” is defined in Section 10.2.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Dispute” is defined in Section 2.10(a).

“Dispute Notice” is defined in Section 2.10(a).

“Dispute Period” is defined in Section 2.10(a).

“Disputed Elements” is defined in Section 2.10(b).

“DLLCA” is defined in the Recitals.

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

“Effective Time” is defined in Section 2.1.

“Enforceability Exceptions” is defined in Section 3.3.

“Environmental Claims” means any claims, notices of noncompliance or violation or Proceedings by any Governmental Authority or Person alleging any liability arising under any Environmental Law or demanding payment, contribution, indemnification, remedial action, removal action, financial assurance or any other action or inaction with respect to any actual or alleged environmental damage, condition or event or injury to persons, property or natural resources arising under any Environmental Law.

“Environmental Laws” means any applicable Law, common law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. (only to the extent related to exposure to Hazardous Substances).

“Environmental Permits” means all Permits required under Environmental Laws that are necessary to conduct the business of the Target Companies.

“Environmental Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata).

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests, and phantom interests; and (c) any warrants, stock appreciation rights, restricted stock, phantom stock, options, units, or any other equity or equity-based compensation, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.

“Equityholder” means a holder, as of immediately prior to the Effective Time, of a Unit.

“Equityholder Representative” is defined in the Preamble.

“Equityholder Representative Fund” is defined in Section 8.2.

“Equityholder Representative Payment” means an amount equal to $250,000.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any member of the same “controlled group” as any Target Company (within the meaning of Section 414(b), (c), (m) or (o) of the Code).

“Escrow Account” means the funds maintained by the Escrow Agent in respect of the Escrow Amount pursuant to the Escrow Agreement.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company, as escrow agent under the Escrow Agreement.

“Escrow Agreement” is defined in Section 2.5(c)(iii).

“Escrow Amount” means $1,500,000.

“Estimated Closing Cash” means the Company’s good faith estimate of the Closing Cash, as set forth on the Pre-Closing Statement.

“Estimated Closing Indebtedness” means the Company’s good faith estimate of the Closing Indebtedness, as set forth on the Pre-Closing Statement.

“Estimated Merger Consideration” is defined in Section 2.5(b).

“Estimated Transaction Expenses” means the Company’s good faith estimate of the Closing Transaction Expenses, as set forth on the Pre-Closing Statement.

“Estimated Working Capital” means the Company’s good faith estimate of the Closing Working Capital, as set forth on the Pre-Closing Statement.

“Estimated Working Capital Excess” means the amount by which the Estimated Working Capital exceeds $14,098,000; provided, that, if the Estimated Working Capital is within the Working Capital Collar, then the Estimated Working Capital Excess for purposes of this Agreement shall be deemed to equal $0.

“Estimated Working Capital Shortfall” means the amount by which (expressed as a positive number) the Estimated Working Capital is less than $8,098,000; provided, that, if the Estimated Working Capital is within the Working Capital Collar, then the Estimated Working Capital Shortfall for purposes of this Agreement shall be deemed to equal $0.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Existing Employment Agreements” is defined in Section 3.19(e).

“Extra-Contractual Statement” is defined in Section 10.1.

“Final Closing Cash” means the Closing Cash, as finally agreed or determined in accordance with Section 2.8, Section 2.9 and Section 2.10.

“Final Closing Indebtedness” means the Closing Indebtedness, as finally agreed or determined in accordance with Section 2.8, Section 2.9 and Section 2.10.

“Final Transaction Expenses” means the Transaction Expenses, as finally agreed or determined in accordance with Section 2.8, Section 2.9 and Section 2.10.

“Final Working Capital” means the Closing Working Capital as finally agreed or determined in accordance with Section 2.8, Section 2.9 and Section 2.10.

“Flow-Through Tax Return” means any partnership information Tax Return for Income Tax purposes required to be filed on Internal Revenue Service Form 1065 (and analogous state and local informational Tax Returns for Income Taxes) for the Company.

“FLSA” is defined in Section 3.19(c).

“Forward-Looking Statements” is defined in Section 5.8.

“Fraud” means, an act committed in the making of any representation or warranty set forth in this Agreement with the intent to deceive another party, or to induce it to enter into this Agreement and requires: (a) a false representation of material fact made by such party herein; (b) with actual knowledge (as opposed to imputed or constructive knowledge) that such representation is false; (c) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such party to suffer damages because of such reliance.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Existence and Good Standing), Section 3.2 (Power and Authority, Authorization and Execution), Section 3.5(a) and Section 3.5(b) (Capitalization; Title to Shares; Subsidiaries), and Section 3.21 (Brokers).

“Future Distribution Amount” means the Adjustment Consideration, any portion of the Equityholder Representative Fund distributable to Equityholders pursuant to this Agreement, and any other consideration or other amounts payable or otherwise deliverable to the Paying Agent, the Equityholder Representative or the Equityholders after the Closing Date pursuant to the Escrow Agreement, the Paying Agent Agreement or this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“GDPR” means the General Data Protection Regulation (EU) 2016/679 and any other directly applicable European Union regulation relating to privacy and data security.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Governing Documents” means the agreements and instruments by which any Person (other than an individual) establishes its legal existence or governs its internal affairs. For example, (a) the Governing Documents of a corporation include its Certificate or Articles of Incorporation and its bylaws, regulations, or similar governing instruments required by the laws of its jurisdiction of formation or organization, (b) the Governing Documents of a partnership include its Certificate or Articles of Limited Partnership, formation or Association and its limited partnership agreement (in each case, limited, limited liability, general, or otherwise), (c) the Governing Documents of a limited liability company include its Certificate or Articles of Formation and, if applicable, its limited liability company operating agreement.

“Governmental Authority” means any nation, any state, any province or any municipal or other political subdivision thereof, including any agency, commission, department, board, bureau, official, minister, tribunal, court, self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority thereof (to the extent that the rules, regulations or orders of such organization or authority have the force of law) whether national, state, provincial, local, foreign, or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or any municipal or other political subdivision thereof, and any arbitrator, mediator, court, administrative hearing body, commission, tribunal, or other similar dispute-resolving panel or body of competent jurisdiction.

“Hazardous Substance” means (a) any substance that is listed, classified or regulated as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning or effect under any Environmental Law, (b) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any explosives or any radioactive materials, (d) asbestos in a form or condition requiring abatement or remediation, (e) polychlorinated biphenyls, (f) toxic mold, (g) Per- and Polyfluoroalkyl Substances (PFAS) and (h) infectious waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Illegal Business Practice Laws” means, collectively, all anti-bribery, anti-corruption, anti-fraud and anti-money laundering Laws to which either Target Company is subject, including Chapter 11 of Title 18 of the United States Code, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, all U.S. foreign Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and any other Laws, including those of any state, province or municipality, that prohibit the (a) corrupt payment, transfer, or offer, promise, or authorization of, or acquiescence in, directly or indirectly, the payment, transfer or provision, of anything of value (including gifts or entertainment) to, or for the benefit or at the behest of, any representative of a Governmental Authority or commercial entity or (b) any other payment or provision, or any improper offer, promise or authorization of, or acquiescence in, anything of value or any other payment in connection with any business activity of the Target Companies, including any pay-for-play practices; in each case, whether to obtain or maintain any business opportunity or advantage, prevent or limit any business disadvantage or detriment or otherwise.

“Incidental Inbound License” means any (a) nondisclosure agreement or Contract permitting the use of confidential information; (b) Contract pursuant to which current or former employees or contractors of any Target Company assign or waive such rights for the benefit of any Target Company; (c) Contract containing a non-exclusive license of Intellectual Property that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as (i) a sales or marketing agreement that includes a license to use trademarks or other rights for the purposes of advertising or providing products or services during the term of and in accordance with

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

such agreement, or (ii) a Contract for the purchase or lease of a photocopier, computer, network equipment, mobile phone or other equipment that also contains a license of Intellectual Property; (d) shrink wrap, click-wrap, or browse-wrap Contract; (e) Contract that is a non-exclusive license or terms of use that permits the use of generally available software, data or content; or (f) non-exclusive licenses implied by law to end-user customers of products or services.

“Incidental Outbound License” means any (a) nondisclosure agreement or Contract solely permitting the use of confidential information; (b) Contract under which Intellectual Property is licensed to a consultant, contractor, or vendor of any Target Company for the benefit of any Target Company or that permits the consultant, contactor, or vendor to identify any Target Company as a customer of such consultant, contractor or vendor; (c) Contract by which any Target Company grants a non-exclusive Intellectual Property license in the ordinary course of business; or (d) non-exclusive licenses implied by law to end-user customers of products or services.

“Income Taxes” means all Taxes that are in whole or in part based upon, measured by, or calculated with respect to net income or profits (including any capital gains, franchise, or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes).

“Indebtedness” means, with respect to the Company or any Company Subsidiary, and without duplication, any of the following: (a) all outstanding obligations of such Person in respect of indebtedness for borrowed money, whether evidenced by a note, bond, debenture, mortgage, or other debt instrument or debt security; (b) all Liabilities of a third party guaranteed by such Person, regardless of whether by payment or performance or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance or other forms of security, indemnity, surety or guaranty; (c) all amounts due under any commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest swap agreements, and other similar agreements or any future derivative, swap, collar, put, call, forward purchase or sale transaction, fixed price contract or other agreement, in each case that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities; provided such Indebtedness shall be reduced by any net asset position of any amounts due under this clause (c); (d) all Liabilities secured by any Lien upon property or assets owned by such Person (other than Permitted Liens); (e) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all capitalized lease obligations; (g) all Liabilities for underfunded employee pension benefit plans, nonqualified deferred pension plans and similar obligations, including the employer portion of any payroll, social security, unemployment and similar Taxes with respect to such payments; (h) all deferred payments and other obligations of such Person to secure all or part of the purchase price of property, securities, goods or services (including seller notes, earn-out payments, contingent bonuses or similar obligations); (i) all Liabilities under any self-insured workers’ compensation and healthcare benefit plans and programs; (j) any off balance sheet Liabilities; (k) all Liabilities, prepayment penalties or premiums, expenses or other amounts that are payable in connection with retirement, prepayment or termination of any of the foregoing; (l) all COVID-19 Related Deferrals; (m) all accrued and unpaid Income Taxes of the Company and the Company Subsidiary for any Pre-Closing Tax Period or portion of any Straddle Period ending on or before the Closing Date, in each case, calculated in accordance with the past practice of the Target Companies (except as otherwise required by applicable Law) and on the assumption that any Straddle Period ends on the Closing Date and taking into account any applicable Transaction Deductions; and (n) any compensation and personal expenses of the Executive Chairman of the Company. Notwithstanding the foregoing, “Indebtedness” will not include amounts included as Transaction Expenses or included as Current Liabilities.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Information Privacy and Security Laws” means all Laws applicable to the Target Companies relating to privacy, data privacy, data protection, data security, anti-spam, and consumer protection, and all regulations promulgated by any Governmental Authority thereunder, including, GDPR, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security Laws, state social security number protection Laws, state data breach notification Laws, and Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing) and all equivalent Laws of any other jurisdiction.

“Insurance Policies” is defined in Section 3.7(a).

“Intellectual Property” means any and all rights with respect to the following in any jurisdiction throughout the world: (a) all patents, utility, models and industrial design registrations and applications (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing), (“Patents”) along with any inventions whether or not patentable, improvements, ideas, data, concepts, formulas, techniques, methods, prototypes, protocols, processes associated with the foregoing, (b) all trademarks, service marks, trade names, slogans, logos, trade dress, and similar designations of source or origin, in each case together with all goodwill, registrations and applications for registration related to any of the foregoing (“Trademarks”), corporate names (including “doing business as” or “d/b/a” registrations), (c) all Internet domain names, web sites, social media account names or identifiers, (d) all copyrights, copyrightable subject matter and works of authorship, whether or not copyrightable (including any registration and applications for any of the foregoing), (e) rights in Software, (f) all trade secrets and other confidential information, know-how, proprietary processes, formula, algorithms, models and methodologies and any other information that derives independent economic value (actual or potential) from not being generally known to and not being readily ascertainable by proper means by a person able to obtain economic value from its use or disclosure, including drawings, bills of material and other tangible or electronic materials embodying the foregoing and relating to products or services made or sold or otherwise distributed by the Target Companies, (g) hardware and designs, processes and procedures, and (h) all other similar intellectual property or proprietary rights, whether protected, created, or arising by operation of law, in each case whether (i) granted under common law or by statute; (ii) registered or unregistered; (iii) published or unpublished; and (iv) including (A) all registrations, recordings, applications, rights to obtain renewals, derivations, continuations, reissues, extensions thereof; (B) all income, fees, royalties, damages, claims, payments and proceeds at any time due or payable or asserted under or with respect to any of the foregoing, and (C) all rights to sue and collect damages for past, present or future misuses, misappropriations, infringements or other violations thereof.

“Intellectual Property Licenses” is defined in Section 3.17(a)(iii).

“Intended Tax Treatment” is defined in Section 7.6.

“Interim Company Financial Statements” is defined in Section 3.6(a).

“IP Inbound License” is defined in Section 3.17(a)(iii).

“IP Outbound License” is defined in Section 3.17(a)(ii).

“IRS” means the United States Internal Revenue Service.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Law” means any law (including any binding common law), statute, ordinance, regulation, rule, code, or treaty, or decision or order of any court, administrative agency or other Governmental Authority, or other requirement having the force of law of any Governmental Authority.

“Leased Real Property” is defined in Section 3.15(b).

“Leases” is defined in Section 3.15(b).

“Letter of Transmittal” is defined in Section 2.7(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including any Liability for Taxes.

“Liens” means all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, rights of first refusal or first offer, liens (statutory or other), mortgages, deeds of trust, security interests, title defects, claims, community property interests, conditions, equitable interests, options, indentures, encroachments, rights of way, or other encumbrances of any kind, including all restrictions on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“LLC Agreement” means the Company’s Second Amended and Restated Limited Liability Company Agreement, as amended or waived from time to time prior to the Effective Time.

“Lookback Date” means January 1, 2019.

“Material Adverse Effect” means any Occurrence that, individually or in the aggregate, taking into account all other Occurrences, has, or would reasonably be expected to have, a material adverse effect upon (a) the business, assets, liabilities, financial condition or results of operations of the Target Companies, taken as a whole or (b) the ability of the Company to consummate the Transactions; provided, however, that, the term “Material Adverse Effect” will not include any Occurrence related to or arising from: (i) changes or proposed changes in applicable Laws or decisions by any Governmental Authority after the date hereof (including any “shelter-in-place” and “stay-at-home” Laws); (ii) changes or proposed changes in GAAP; (iii) actions or omissions of the Target Companies taken with the consent of any of Purchaser or its Affiliates pursuant to this Agreement; (iv) actions or omissions of the Target Companies required by this Agreement or the other Transaction Documents; (v) general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vi) events or conditions generally affecting the industries in which the Target Companies operate; (vii) global, national or regional political conditions, including the outbreak or escalation of national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions; (viii) pandemics and epidemics, including any impacts from COVID-19, earthquakes, hurricanes, tornados or other natural disasters; (ix) the announcement or pendency of this Agreement, the other Transaction Documents or the Transactions; or (x) any failure (but not the underlying cause of such failure) to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided, further, that any Occurrence described in clauses (i), (ii) and (v) through (viii) shall only take into account in determining whether a Material Adverse Effect has occurred to the extent any such Occurrence has a disproportionate impact on the business, assets, financial condition or results of operations of the Target Companies, taken as a whole, relative to other participants in the same business as the Target Companies.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Material Consents” is defined in Section 5.2.

“Material Contract” is defined in Section 3.10.

“Material Customer” is defined in Section 3.22.

“Material Permits” is defined in Section 3.11.

“Material Suppliers” is defined in Section 3.22.

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 2.4.

“Merger Consideration Allocation” is defined in Section 7.7.

“Merger Consideration Schedule” is defined in Section 2.5(b).

“Merger Sub” is defined in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing); provided, that, for the avoidance of doubt, none of the Parties, or the issuer of the RWI Policy will be considered a Non-Recourse Party.

“Occurrences” means any individual or set of existences, events, developments, omissions, situations, occurrences, circumstances, facts or takings.

“OP Form 10” means the registration statement on Form 10 to be filed by Purchaser or one of its Affiliates with the Securities and Exchange Commission in connection with the OP Spin-Off, including any exhibits attached thereto, and any amendments or supplements thereto.

“OP Spin-Off” means the proposed separation of the Outdoor Products segment and the Sporting Products segment of Vista Outdoor Inc. into two independent, publicly traded companies via a spin-off of the Outdoor Products segment to shareholders of Vista Outdoor Inc., and any transactions related to such separation.

“Open License Terms” means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a “Work”) which require, as a condition of use, reproduction, modification, and/or distribution of the Work (or any portion thereof) or of any other software, libraries, or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes is linked to or with, or is derived from in any manner (in whole or in part) a Work (collectively, “Related Software”), any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property rights (including patents) regarding the Work alone, any Related Software alone, or the Work or

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Related Software in combination with other hardware or software; (d) the imposition of any restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property rights against the Work or any Related Software through any means; or (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software. By means of example only, Open License Terms includes any versions of the following agreements, licenses, or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkley Software Distribution (BSD); (xi) the Mozilla Public License (MPL); or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the opensource.org website.

“Open Source Software” means any software, libraries, or other code that is licensed under, or is otherwise subject to, Open License Terms.

“Order” means any judgment, decision, ruling, temporary restraining order, executive order, determination, award of, stipulation, order, writ, injunction, or decree or award any Governmental Authority, and any settlement agreement or compliance agreement entered into in connection with any Proceeding, whether with a Governmental Authority or otherwise.

“Outside Date” is defined in Section 9.2(b).

“Owned Intellectual Property” is defined in Section 3.17(a)(i).

“Parent” is defined in the Preamble

“Parent Obligations” is defined in Section 11.16

“Party” means, individually, Purchaser, Merger Sub, the Company, or the Equityholder Representative and “Parties” means, collectively, Purchaser, Merger Sub, the Company, and the Equityholder Representative.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company, in its capacity as payments administrator under the Paying Agent Agreement.

“Paying Agent Agreement” is defined in Section 2.5(c)(v).

“Payoff Letters” is defined in Section 2.6(b)(iii).

“PC” is defined in Section 11.15(a).

“Per Class A Unit Merger Consideration” means the portion of the Closing Payment and Future Distribution Amounts allocated to each Class A Unit in accordance with the Merger Consideration Schedule.

“Per Class B Unit Merger Consideration” means the portion of the Closing Payment and Future Distribution Amounts allocated to each Class B Unit in accordance with the Merger Consideration Schedule.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Per Series A Preferred Unit Merger Consideration” means the portion of the Closing Payment and Future Distribution Amounts allocated to each Series A Preferred Unit in accordance with the Merger Consideration Schedule.

“Permits” means all consents, authorizations, registrations, waivers, certificates, franchises, orders, rights, licenses, permits, registrations, and approvals of any Governmental Authority.

“Permitted Liens” means, collectively: (a) Liens set forth in Section 1.1 of the Disclosure Schedule; (b) statutory Liens for current Taxes, assessments, and other governmental charges that are not yet due and payable, that may thereafter be paid without penalty, or Liens for Taxes the validity of which is being contested in good faith or for which appropriate reserves have been established in the Financial Statements in accordance with GAAP; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties; (d) easements, covenants, conditions, and restrictions of record; (e) easements, covenants, conditions, and restrictions not of record as to which no material violation or encroachment exists and which do not materially interfere with the present uses or occupancy of such property by the Company or the Company Subsidiary; (f) zoning or other governmentally established restrictions or encumbrances; (g) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar Laws or to secure public or statutory obligations; (h) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising or incurred in the ordinary course of business securing amounts that are not overdue for a period of more than ninety (90) days or the validity of which is being contested in good faith; (i) Liens incurred in the ordinary course of business that do not secure or relate to monetary obligations and that have not had and would not reasonably be expected to have a material impact on the continued use and operation of the assets to which they relate in the conduct of the business of the Target Companies; and (j) any non-exclusive Intellectual property license granted by a Target Company.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Authority.

“Personal Information” means, collectively, any information or data that can be used, directly or indirectly, alone or in combination with other information possessed or controlled by the Company or the Company Subsidiary, to identify an individual and any other information or data pertaining to any individual (including name, address, telephone number, email address, credit or payment card information, bank account number, financial data or account information, password combinations, customer account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, photograph and mental or physical health or medical information) or that is otherwise governed, regulated or protected by one or more Information Privacy and Security Laws.

“PPP Lender” means American Bank.

“PPP Loan” means the loan the Company received on or about April 8, 2020, in the original principal amount of $2,063,100, plus all interest accrued thereon, under the Paycheck Protection Program administered by the U.S. Small Business Administration and pursuant to the Coronavirus Aid, Relief, and Economic Security Act.

“Pre-Closing Flow-Through Tax Return” is defined in Section 7.1(a)(i).

“Pre-Closing Period” is defined in Section 5.1.

“Pre-Closing Statement” is defined in Section 2.5(b).

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date.

“Pro Rata Share” means, with respect to each Equityholder, an amount, expressed as a percentage, equal to (a) the total amount of Merger Consideration paid to such Equityholder at Closing in accordance with this Agreement, divided by (b) the Merger Consideration.

“Proceeding” means any audit, litigation (in law or in equity), action, cause of action, claim (including any cross-claim or counterclaim), complaint, petition, mediation, hearing, order, inquiry, request for information, suit, arbitration, notices of violation, legal proceeding, investigation or like matter, whether civil or criminal, administrative or investigative, summons, subpoenas, formal or informal, and including any appellate proceeding arising therefrom, in each case, before or by or otherwise involving any Governmental Authority, whether administrative, judicial or arbitral.

“Protected Communication” is defined in Section 11.15(b).

“Purchaser” is defined in the Preamble.

“Purchaser Group” is defined in Section 11.15(b).

“Purchaser Plan” is defined in Section 5.7(b).

“Reference Balance Sheet Date” is defined in Section 3.6(a).

“Registered Intellectual Property” is defined in Section 3.7(b).

“Related Party” means any of the present and former directors, managers, officers, members, Affiliates, equityholders or partners of any Target Company.

“Related Party Agreement” is defined in Section 3.20.

“Related Software” has the meaning set forth in the definition of “Open License Terms”.

“Relevant Service Provider” has the meaning set forth in Section 3.18(j)

“Remaining Equityholder Representative Fund” is defined in Section 8.5.

“Representatives” means, with respect to any Person, any director, officer, agent, employee, advisor, manager, consultant, counsel, accountant or other representative of such Person.

“Restricted Persons” means, collectively, the Persons set forth on Section 1.1(b) of the Disclosure Schedule.

“Restrictive Covenant Agreements” is defined in the Recitals.

“RWI Policy” is defined in Section 5.12.

“Secretary of State” is defined in Section 2.1.

“Securities Act” is defined in Section 4.6.

“SEMS” is defined in Section 3.16(c).

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Sensitive Data” means all confidential information, proprietary information, Personal Information, trade secrets and any other information protected by Law or contract that is collected, created, maintained, stored, transmitted, used, disclosed or otherwise processed by or for either Target Company.

“Series A Consent” is defined in the Recitals.

“Series A Preferred Unit” means a Series A Preferred Unit of the Company.

“Software” means all computer programs (including any software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any data and collections of data), and documentation (including user manuals and training materials) relating to the foregoing and the content and information contained in any web sites.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date. For any relevant purpose under this Agreement, the portion of any Taxes relating to the pre-Closing portion of a Straddle Period of the Target Companies will (a) in the case of any ad valorem or similar property Taxes, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period; and (b) in the case of any other Taxes, be deemed equal to the amount that would be payable if the relevant Taxable period ended on the Closing Date.

“Subsidiary” means, with respect to any Person (other than a natural Person) (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the membership, partnership or other similar equity interests thereof is at the time held or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of clause (a) above, a Person or Persons will be deemed to hold a majority equity interest in a business entity (other than a corporation) if such Person or Persons (x) is allocated a majority of such business entity’s gains or losses or (y) is the managing director or general partner of such business entity.

“Surviving Company” is defined in Section 2.1.

“Target Companies” means, collectively, the Company and the Company Subsidiary.

“Tax Claim” means any investigation, audit, examination, assessment proposed adjustment, or other legal, administrative or judicial Proceeding with a Governmental Authority relating to Taxes.

“Tax Claim Notice” is defined in Section 7.4(a).

“Tax Returns” means, collectively, all returns, declarations, reports, estimates, claims for refund, statements and other documents filed or required to be filed with a Governmental Authority or provided to a payee by any Target Company in respect of any Taxes, including schedules or attachments thereto or any amendments thereof.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes, such as leases and similar commercial Contracts), including any such Contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or similar agreement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

“Taxes” means, collectively, all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, any pass-through entity tax, and any liability under unclaimed property, escheat, or similar Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, bulk sales or similar liability, or operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)).

“Trade Laws” is defined in Section 3.12(d).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Deductions” means, without duplication and to the extent “more likely than not” deductible by the Target Companies under applicable Income Tax Law, all income Tax losses, deductions, expenses and similar items deductible by the Target Companies and arising as a result of, in connection with the Transactions, including losses, deductions, expenses related to: (i) the vesting or exercise of, or payments with respect to, any equity-based compensation arrangements; (ii) the payment of any change in control or stay bonuses, or similar compensatory amounts, to employees or other service providers to any Target Company; (iii) the acceleration of deferred financing fees related to the repayment of Indebtedness; and (iv) the payment of any fees or other expenses in connection with the Transactions that are not required to be capitalized (including Transaction Expenses; provided that 70% of any “success based fees” as defined in Revenue Procedure 2011-29 will be included for this purpose).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Paying Agent Agreement, and all other agreements, certificates, instruments and documents to be executed or delivered by one or more of the Parties in connection with the Transactions.

“Transaction Expenses” means, without duplication, to the extent not paid by the Target Companies prior to the Closing (a) all the Target Companies’ expenses, fees and charges incurred prior to the Closing in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and the Transactions, including all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses payable by any Target Company, (b) any commission, severance, retention, bonus or other payment of any kind payable to management, other current or former employees or any other Person that is accelerated or payable (in whole or in part, whether by single-trigger, double-trigger or multiple-trigger conditions) as a result of the execution of this Agreement or the consummation of the Transactions, including, any payments made or payable in connection with any equity or equity-based compensation granted or that will be issuable to any current or

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

former employees or any other Person, but excluding the portion of the Merger Consideration payable to holders of Class B Units with respect to the acceleration of unvested Class B Units in connection with the Transaction, (c) the employer portion of any payroll, social security, unemployment and similar Taxes related to amounts payable to the Persons identified in clause (b), (d) 50% of the premium for the D&O Tail Policy, and (e) 50% of the fees, costs or expenses of the Paying Agent under the Paying Agent Agreement. Notwithstanding the foregoing, “Transaction Expenses” will not include (i) any amounts included or required to be included as “Indebtedness” with respect to the Closing Statement, (ii) any fees, costs or expenses relating to this Agreement and the Transactions that are payable by the Company for services performed after the Closing pursuant to any Contract made by or at the direction of Purchaser, (iii) any premiums, underwriting fees or other amounts payable in connection with the RWI Policy, which amounts shall be borne by Purchaser, (iv) the fees, costs or expenses of the Escrow Agent under the Escrow Agreement, which fees, costs or expenses will be borne by Purchaser, and (v) any filing fees under the HSR Act and all other Antitrust Laws, which such fees, costs, expenses or premiums will be borne by Purchaser.

“Transaction Invoices” is defined in Section 2.6(b)(v).

“Transactions” is defined in the Recitals.

“Transfer Taxes” is defined in Section 7.2.

“Trapped Cash” means cash or cash equivalents (a) of the Target Companies which may not be freely useable or available because it is subject to restrictions or limitations on use under Contract or applicable Laws by a Target Company or in order to service Indebtedness, (b) in the form of deposits in transit and outstanding checks issued by a Target Company, or (c) that are insurance or other recovery proceeds in respect of any condemnation, casualty, loss or other material damage to any of the assets of a Target Company prior to the Closing Date.

“Treasury Regulations” mean the Treasury regulations promulgated under the Code.

“Units” means, collectively, Class A Units, Series A Preferred Units, and Class B Units.

“Work” has the meaning set forth in the definition of “Open License Terms”.

“Working Capital” means, at any date all Current Assets minus all Current Liabilities. An illustrative example of the calculation of Working Capital is attached hereto as Exhibit A.

“Working Capital Collar” means a range, the minimum amount of which is equal to $8,098,000 and the maximum amount of which is equal to $14,098,000.

Section 1.2 Rules of Construction. The Parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The Parties further agree that the rule of construction that any ambiguities are resolved against the drafting Party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. Any amounts to be deposited with the Escrow Agent or the Paying Agent, or paid and delivered or disbursed to Purchaser, Surviving Company or any Equityholder, in each case in accordance with Article II, will be deposited or paid and delivered or disbursed by wire transfer of immediately available funds to the recipient thereof. In addition, unless the express context otherwise requires:

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(a) any reference in this Agreement to a Contract (including this Agreement), instrument or other document as of a given date means such contract, instrument or other document as amended, supplemented and modified from time to time through such date; provided, that any requirement to disclose and/or make available to Purchaser any Contract shall not be considered satisfied unless each amendment, supplement or modification to such Contract has been so disclosed and/or made available to Purchaser;

(b) the headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(c) all references in this Agreement to a specific preamble, recital, article, section, exhibit or schedule shall refer, respectively, to the preambles, recitals, articles, sections, exhibits and schedules of this Agreement;

(d) all references in this Agreement to “dollars” or “$” are to United States dollars;

(e) all references in this Agreement to any period of days will mean the relevant number of calendar days;

(f) when calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded;

(g) if the last day of any period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(h) words or terms defined in the singular will be held to include the plural and vice versa;

(i) words of one gender will be held to include the other genders;

(j) the terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(k) the word “including” and words of similar import when used in this Agreement will mean “including, without limitation”;

(l) the word “or” will not be exclusive;

(m) any accounting term used in this Agreement will have, unless otherwise specifically provided in this Agreement, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided in this Agreement, in accordance with GAAP;

(n) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(o) all references to “will” or “shall” will be construed as creating a mandatory obligation;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(p) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder; and

(q) the phrases “made available,” “provided to” or similar phrases, when used in reference to anything made available to Purchaser, Merger Sub or their Representatives, shall be deemed to have been made available to, and received by, Purchaser and Merger Sub for all purposes if such documents were posted and made available to Purchaser, Merger Sub and their Representatives in the Data Room at least one (1) day prior to the execution and delivery of this Agreement.

ARTICLE II

MERGER; CLOSING

Section 2.1 Merger. On the terms and subject to the conditions set forth herein and the applicable provisions of the DLLCA, (a) Merger Sub shall be merged with and into the Company, (b) the separate limited liability company existence of Merger Sub shall cease and (c) the Company shall continue as the surviving company and a wholly-owned Subsidiary of Purchaser (the “Surviving Company”). On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parties shall execute and file a certificate of merger, meeting the requirements of Section 18-209(c) of the DLLCA and in the form attached hereto as Exhibit B (the “Certificate of Merger”), with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with the requirements of the DLLCA. The Merger shall become effective as of the time that the Certificate of Merger is filed with and accepted by the Secretary of State pursuant to the DLLCA or at such later time as will be agreed upon by the Parties and specified in the Certificate of Merger (the date and time that the Merger becomes effective is referred to herein as the “Effective Time”).

Section 2.2 Effect on Equity. At the Effective Time, by virtue of the Merger and without any action on the part of any Person, the following shall occur:

(a) each Class A Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted into the right to receive an amount in cash, without interest, equal to the Per Class A Unit Merger Consideration, upon the terms set forth in this Agreement and as set forth on the Merger Consideration Schedule;

(b) each Class B Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted into the right to receive an amount in cash, without interest, equal to the Per Class B Unit Merger Consideration, upon the terms set forth in this Agreement and as set forth on the Merger Consideration Schedule;

(c) each Series A Preferred Unit issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted into the right to receive an amount in cash, without interest, equal to the Per Series A Preferred Unit Merger Consideration, upon the terms set forth in this Agreement and as set forth on the Merger Consideration Schedule;

(d) each Unit held immediately prior to the Effective Time by the Company in treasury, if any, shall be cancelled and no cash or other consideration shall be paid with respect thereto;

(e) all Units when converted pursuant to this Section 2.2, will no longer be outstanding, and each former holder thereof will cease to have any rights with respect thereto, except the right to receive the payments described in this Section 2.2, without interest; and

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(f) all the Equity Interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for a validly issued Equity Interest of the Surviving Company, which shall be the only Equity Interests of the Surviving Company issued and outstanding immediately after the Effective Time.

Section 2.3 Certificate of Formation; Managers and Officers. At the Effective Time and by virtue of the Merger and without any required action taken on the part of Merger Sub or the Company: (a) the Certificate of Formation of the Surviving Company shall be amended and restated to read the same as the Certificate of Formation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law and such Certificate of Formation; (b) the limited liability company agreement of the Surviving Company shall be amended and restated to read the same as the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time; provided, that the name of the Surviving Company shall be “Simms Fishing Products LLC”; and (c) the sole member of Merger Sub immediately before the Effective Time shall be the sole member of the Surviving Company.

Section 2.4 Merger Consideration. The aggregate consideration payable for the Units (the “Merger Consideration”) is equal to: (a) Base Amount; plus (b) the Closing Cash; either (c) plus the Closing Working Capital Excess (if any) or minus the Closing Working Capital Shortfall (if any); minus (d) the Closing Indebtedness; minus (e) the Closing Transaction Expenses. The Merger Consideration shall be determined, and any necessary adjustment payments shall be made, following the Closing in accordance with the provisions of Section 2.7, Section 2.8 and Section 2.9.

Section 2.5 Closing and Closing Payments.

(a) Subject to any earlier termination of this Agreement pursuant to and with the effect set forth in Article IX, the closing of the Transactions, including the Merger (the “Closing”), shall take place remotely by the electronic exchange of documents and signatures at 9:00:00 a.m. (Eastern Time), (i) two (2) Business Days following the satisfaction or waiver of the conditions to the Closing set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), or (ii) on any other date, or at any other time or place, that may be mutually agreed upon by the Company and Purchaser. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.” Unless expressly set forth herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b) At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser (i) an estimated consolidated balance sheet of the Target Companies as of immediately prior to the Closing, prepared in good faith and in accordance with this Agreement and the Accounting Principles, (ii) a reasonably detailed statement (the “Pre-Closing Statement”) setting forth (A) the Estimated Closing Cash, (B) the Estimated Closing Indebtedness, (C) the Estimated Transaction Expenses, (D) the Estimated Working Capital, as well as the resulting Estimated Working Capital Excess (if any) or Estimated Working Capital Shortfall (if any), as the case may be, and (E) the resulting calculation of the Merger Consideration (the “Estimated Merger Consideration”), which shall be prepared in accordance with this Agreement and the Accounting Principles and (iii) a spreadsheet setting forth with respect to each Equityholder such Equityholder’s name, Units, Pro Rata Share, and the allocation to such Equityholder of the Closing Payment and the methodology for calculating such Equityholder’s share of Future Distribution Amounts, in each case substantially in the format as set forth on Exhibit C hereto (the “Merger Consideration Schedule”). The Company shall consider in good faith any comments or objections to any amounts set forth on the Pre-Closing Statement notified to it by Purchaser prior to the

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Closing and if, prior to the Closing, the Company and Purchaser agree to make any modification to the Pre-Closing Statement, then the Pre-Closing Statement as so modified shall be deemed to be the Pre-Closing Statement. Purchaser shall be entitled to rely on the accuracy of the Pre-Closing Statement and the Merger Consideration Schedule in all respects in making all applicable payments pursuant to this Agreement, and all obligations to make such payments shall be deemed fulfilled to the extent such payments are made in accordance with this Agreement, the Merger Consideration Schedule, and the Pre-Closing Statement. None of Purchaser or any of its Affiliates (including, after the Closing, the Target Companies) shall have any liability or obligation to any Person, including the Equityholders, for any losses arising from or relating to any errors, omissions or inaccuracies in the calculations of the portion of any amounts payable to any Equityholder or any other Person or any other errors, omissions or inaccuracy in the information set forth on the Pre-Closing Statement or the Merger Consideration Schedule.

(c) At the Closing, Purchaser shall pay, or cause to be paid, the following:

(i) to the Persons entitled thereto in the amounts payable to each counterparty or holder of Indebtedness identified in the respective Payoff Letters, in accordance with the wire transfer instructions set forth in such Payoff Letters, which shall be provided to Purchaser at least five (5) Business Days prior to the Closing Date;

(ii) to the Persons entitled thereto, the Transaction Expenses set forth in the Transaction Invoices, which shall be provided to Purchaser at least five (5) Business Days prior to the Closing Date in accordance with the wire transfer instructions set forth in the Transaction Invoices; provided, however, that, any amounts treated as wages or compensation to a current or former employee of the Company shall be paid to the Company, which shall pay the respective payee such amount, less applicable withholding Taxes, through the Company’s payroll system, and amounts paid as compensation to service providers who are not employees shall be treated as contributed to the Company and immediately thereafter paid by the Company to such service providers, in each case, for federal Income Tax purposes;

(iii) to the Escrow Agent, the Escrow Amount, to be held in the Escrow Account and distributed by the Escrow Agent pursuant to an escrow agreement to be entered into as of the Closing by and among Purchaser, the Equityholder Representative, and the Escrow Agent, in substantially the form of Exhibit D (the “Escrow Agreement”);

(iv) to the Equityholder Representative, the Equityholder Representative Payment, to the account designated in writing by the Equityholder Representative at least five (5) Business Days prior to the Closing Date; and

(v) to the Paying Agent, the Closing Payment to be held and distributed by the Paying Agent pursuant to a Paying Agent Agreement to be entered into as of the Closing by and among Purchaser, the Company, the Equityholder Representative and the Paying Agent in substantially the form attached hereto as Exhibit E (the “Paying Agent Agreement”).

Section 2.6 Closing Deliveries. At the Closing, the Parties shall deliver the documents and instruments that are set forth in this Section 2.6.

(a) At the Closing, Purchaser shall deliver, or cause to be delivered, to the Company (or such other Person as indicated below) all the following:

(i) counterparts of the Escrow Agreement, duly executed by, respectively, Purchaser and the Escrow Agent;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(ii) counterparts of the Paying Agent Agreement, duly executed by, respectively, Purchaser and the Paying Agent;

(iii) a certificate of an authorized officer of Purchaser certifying that (A) attached thereto is a complete and accurate a copy of the written consent of Purchaser’s governing body authorizing the execution, delivery, and performance of this Agreement and any other Transaction Documents to which Purchaser is a party and the consummation of the Transactions, (B) attached thereto is a complete and accurate a copy the written consent of Merger Sub’s sole member authorizing the execution, delivery, and performance of this Agreement and any other Transaction Documents to which Merger Sub is a party and the consummation of the Transactions, and (C) such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the Closing Date; and

(iv) the certificates, dated as of the Closing Date, contemplated by Section 6.1(c).

(b) At the Closing, the Company shall deliver to Purchaser (or such other Person as indicated below) all the following:

(i) a copy of the Certificate of Merger, duly executed by the Company;

(ii) counterparts of the Escrow Agreement, duly executed by, respectively, the Equityholder Representative and the Escrow Agent;

(iii) counterparts of the Paying Agent Agreement, duly executed by, respectively, the Equityholder Representative, the Paying Agent and the Company;

(iv) a payoff letter issued by each holder of Indebtedness to be repaid at the Closing, which sets forth (A) the amount required to repay in full all Indebtedness owed to such holder on the Closing Date, (B) the wire transfer instructions for the repayment of such Indebtedness to such holder, and (C) a release of all Liens granted by the Target Companies, if any, to such holder or otherwise arising with respect to such Indebtedness, effective upon repayment of such Indebtedness (collectively, the “Payoff Letters”), and any other applicable releases, termination statements or other similar documentation (to the extent not included in the Payoff Letters), releasing and terminating any and all Liens (other than Permitted Liens) relating to such Indebtedness;

(v) an invoice issued by each intended beneficiary of Transaction Expenses that sets forth (A) the amount required to pay in full all Transaction Expenses owed to such Person on the Closing Date, and (B) the wire transfer instructions for the payment of such Transaction Expenses to such Person (collectively, the “Transaction Invoices”);

(vi) a certificate of the Company’s secretary certifying that: (A) attached thereto is a complete and accurate copy of (1) the Company Board Consent, (2) the Class A Consent and (3) the Series A Consent; (B) the Company has previously made available to Purchaser a complete and correct copy of each Target Company’s Governing Documents, as amended to date, (C) such resolutions, approvals and consents and such Governing Documents have not been amended or modified in any respect and remain in full force and effect as of the Closing Date;

(vii) the certificate, dated as of the Closing Date, contemplated by Section 6.2(d);

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(viii) a good standing certificate for each Target Company from the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of its formation, dated no earlier than ten (10) Business Days prior to the Closing Date;

(ix) evidence, in form and substance reasonably satisfactory to Purchaser, of the resignations or removal of the members of the Company Board, the managers of the Company Subsidiary and the officers of the Company and the Company Subsidiary requested by Purchaser in writing, at least five (5) Business Days prior to the Closing, such resignations or removal to be effective concurrently with the Closing;

(x) evidence, in form and substance reasonably satisfactory to Purchaser, of the termination of each Related Party Agreement (if any) pursuant to Section 5.15;

(xi) properly completed and validly executed and delivered Letters of Transmittal from the Equityholders representing at least ninety percent (90%) of the issued and outstanding Equity Interests of the Company on a fully diluted basis; and

(xii) a statement certifying that interests in the Company are not “United States real property interests”, signed under penalties of perjury and in accordance with the provisions of Treasury Regulations Section 1.1445-11T(d)(2)(i).

Section 2.7 Distribution of Merger Consideration.

(a) Promptly following the date hereof, the Company shall deliver, or cause to be delivered, a letter of transmittal, in substantially the form attached hereto as Exhibit F (the “Letter of Transmittal”), to each Equityholder. To the extent that no later than five (5) Business Days prior to the Closing Date, any Equityholder delivers a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto (including duly executed and completed Tax forms, if applicable), to the Paying Agent, the Paying Agent will pay to such Equityholder at the Closing, following payment by Purchaser in accordance with Section 2.5(c), the portion of the Closing Payment actually payable to such Equityholder pursuant to Section 2.2 and Section 2.5 to the account designated in such Equityholder’s duly executed and completed Letter of Transmittal. The Letter of Transmittal shall, among other things, provide a full release by each Equityholder of any claims against Purchaser, its Affiliates and either of the Target Companies in accordance with the terms set forth in the Letter of Transmittal.

(b) Following the Closing, upon delivery of a Letter of Transmittal by an Equityholder that did not timely deliver to the Paying Agent a Letter of Transmittal pursuant to Section 2.7(a), duly executed and completed in accordance with the instructions thereto (including duly executed and completed Tax forms, if applicable), the Paying Agent will pay to such Equityholder, within five (5) Business Days after such delivery, cash in an amount equal to the portion of the Closing Payment payable to such Equityholder in accordance with Section 2.7(a), which amounts will be paid by the Paying Agent to the account designated in such Equityholder’s duly executed and completed Letter of Transmittal. Until surrendered in accordance with the provisions of Section 2.7(a) or this Section 2.7(b), the Units will represent, for all purposes, only the right to receive an amount in cash equal to the portion of the Closing Payment and Future Distribution Amounts payable in respect thereof pursuant to this Agreement.

(c) Notwithstanding the foregoing, the Paying Agent shall pay any amount of the Merger Consideration remaining unpaid following 365 days after the Closing Date to the Surviving Company and, to the extent permitted by applicable Law, such amounts will become the property of the Surviving Company free and clear of any claims or interest of any Persons previously entitled thereto. None of Purchaser, Merger Sub, the Company Subsidiary, the Equityholder Representative or the Surviving Company will be liable to any Person in respect of any cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 2.8 Merger Consideration Adjustment.

(a) Following the Closing, the Merger Consideration shall be finally determined in accordance with the adjustments and procedures set forth in this Agreement.

(b) Within five (5) Business Days after the final determination of the Final Closing Cash, the Final Closing Indebtedness, the Final Transaction Expenses, the Final Working Capital, and the resulting Merger Consideration pursuant to Section 2.10, the following payments shall be made, as applicable:

(i) If the Merger Consideration is greater than the Estimated Merger Consideration (such excess, the “Adjustment Excess Amount”), then:

(A) Purchaser shall deposit, or cause to be deposited, with the Paying Agent the Adjustment Excess Amount, pursuant to the Paying Agent Agreement, for further payment to the Equityholders in accordance with their respective Pro Rata Share; and

(B) Purchaser and the Equityholder Representative shall jointly instruct the Escrow Agent to deposit with the Paying Agent the Escrow Amount, pursuant to the Paying Agent Agreement, for further payment to the Equityholders in accordance with their respective Pro Rata Share.

(ii) If the Merger Consideration is equal to the Estimated Merger Consideration, then Purchaser and the Equityholder Representative shall jointly instruct the Escrow Agent to deposit with the Paying Agent the Escrow Amount, pursuant to the Paying Agent Agreement, for further payment to the Equityholders in accordance with their respective Pro Rata Share.

(iii) If the Merger Consideration is less than the Estimated Merger Consideration (such difference, expressed as a positive number the “Adjustment Shortfall Amount”), then Purchaser and the Equityholder Representative shall:

(A) in the event the Adjustment Shortfall Amount is less than the Escrow Amount, jointly instruct the Escrow Agent to (1) release to Purchaser from the Escrow Account an amount equal to the Adjustment Shortfall Amount; and (2) deposit with the Paying Agent the remaining amounts of the Escrow Account (after payment of such Adjustment Shortfall Amount from the Escrow Account to Purchaser), pursuant to the Paying Agent Agreement, for further payment to the Equityholders in accordance with their respective Pro Rata Share; or

(B) in the event the Adjustment Shortfall Amount is equal to or greater than the Escrow Amount, (1) jointly instruct the Escrow Agent to release to Purchaser from the Escrow Account an amount equal to the Escrow Amount and (2) the Equityholders, severally and not jointly, shall pay, or cause to be paid, to Purchaser an amount equal to the remaining portion of such Adjustment Shortfall Amount, if any.

(c) Purchaser shall cause the Paying Agent to, as soon as practicable after the deposit with the Paying Agent of any amount pursuant to Section 2.8(b) (collectively, “Adjustment Consideration”), distribute to each Equityholder the portion of such Adjustment Consideration actually payable to such Equityholder pursuant to Section 2.2.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 2.9 Preparation of the Closing Statement. Purchaser shall deliver to the Equityholder Representative on or before the date that is ninety (90) days after the Closing Date (a) a reasonably detailed statement (the “Closing Statement”) setting forth Purchaser’s good faith estimates of (i) the Closing Cash, (ii) the Closing Indebtedness, (iii) the Closing Transaction Expenses, (iv) the Closing Working Capital, as well as the resulting Closing Working Capital Excess (if any) or Closing Working Capital Shortfall (if any), as the case may be, and (v) the resulting calculation of the Merger Consideration, along with supporting documentation, and (b) a consolidated balance sheet of the Target Companies as of immediately prior to Closing (the “Closing Balance Sheet”), which shall be prepared in accordance with this Agreement and the Accounting Principles. The Parties agree that the procedures related to the adjustment of the Estimated Merger Consideration contemplated by Section 2.8, this Section 2.9 and Section 2.10 shall be conducted in accordance with the Accounting Principles and shall not permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies.

Section 2.10 Disputes Regarding Closing Statement.

(a) Within thirty (30) days following receipt of the Closing Statement (such period, the “Dispute Period”), the Equityholder Representative may provide written notice to Purchaser disputing any of the calculations in the Closing Statement, including the calculation of the Merger Consideration (the “Dispute”), setting forth in reasonable detail each disputed item or amount set forth in the Closing Statement with which the Equityholder Representative disagrees and the basis for the Equityholder Representative’s disagreement therewith (the “Dispute Notice”). Any items set forth in the Closing Statement that are not objected to by the Equityholder Representative in such Dispute Notice shall be deemed to have been accepted and agreed to by the Equityholder Representative in the form in which it was delivered and shall be final and binding on the Parties. If the Equityholder Representative does not deliver to Purchaser the Dispute Notice within the Dispute Period, then the Closing Statement shall be deemed to have been accepted and agreed to by the Equityholder Representative in the form in which it was delivered and shall be final and binding on the Parties. If the Equityholder Representative delivers the Dispute Notice to Purchaser within the Dispute Period, then Purchaser and the Equityholder Representative shall use reasonable efforts to resolve the Dispute within fifteen (15) days following receipt of the Dispute Notice, provided that all such discussions shall be governed by Rule 408 of the Federal Rules of Evidence and the corresponding provisions of any state, local or foreign Law. If Purchaser agrees with the Equityholder Representative’s calculation of the Merger Consideration in the Dispute Notice, then the Equityholder Representative’s calculation of the Merger Consideration in the Dispute Notice shall be final and binding on the Parties.

(b) If Purchaser and the Equityholder Representative cannot reach agreement to resolve every element of the Dispute set forth in the Dispute Notice within such fifteen (15) day period, then Purchaser and the Equityholder Representative will jointly engage the Accountant Expert to resolve the Dispute. The Accountant Expert’s sole function shall be to resolve each element and amount of the Dispute set forth in the Dispute Notice not resolved by Purchaser and the Equityholder Representative (the “Disputed Elements”) as an accounting expert and not as an arbitrator, by determining in accordance with this Agreement and the Accounting Principles, whether and to what extent, if any, the calculations in the Closing Statement, including the calculation of the Merger Consideration, require adjustment with respect to such Disputed Elements and, if so, the amount of any such adjustment or adjustments.

(c) In resolving the Dispute, the Accountant Expert will limit its consideration to (i) reviewing the Closing Statement and the Dispute Notice, as supplemented by written submissions of Purchaser and the Equityholder Representative which may explain the respective Party’s positions, (ii) made strictly in accordance with the Accounting Principles and the terms of this Agreement and (iii) fixing mathematical errors. In connection with the resolution of the Dispute, there may not be any other hearings or oral examinations, testimony, depositions, discovery or other similar Proceedings. The Accountant

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Expert may not conduct any independent investigation or review concerning the Disputed Elements or any other matter. Each of Purchaser and the Equityholder Representative will provide to the other Party and the Accountant Expert such documents, books, records and work papers as such Party or the Accountant Expert may reasonably request to review the Closing Statement and to resolve the Dispute.

(d) The Accountant Expert will, within thirty (30) days after its appointment, issue to Purchaser and the Equityholder Representative, in writing, the Accountant Expert’s determination as to each Disputed Element, together with a revised Closing Statement reflecting the Accountant Expert’s decision and a revised calculation of the Merger Consideration based on its calculation performed in accordance with this Agreement and the Accounting Principles. In resolving the Dispute, the Accountant Expert will be bound by this Agreement and may revise no element of the Closing Statement that is not contested by Purchaser or the Equityholder Representative, or assign a value to any Disputed Element greater than the greatest value for such item claimed by either such Party or less than the smallest value for such item claimed by either Party. Each of the Accountant Expert’s decision, the revised Closing Statement and the revised calculation of the Merger Consideration therein will be final and binding on the Parties, and judgment may be entered thereon absent manifest error. Purchaser and the Equityholder Representative will share the fees and expenses of the Accountant Expert in inverse proportion to the relative amounts subject to the Dispute determined in favor of such Party, in accordance with the following formulas: (i) Purchaser will pay a portion of such fees and expenses equal to the total fees, costs and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute not awarded to Purchaser and the denominator of which is the total dollar amount subject to the Dispute, and (ii) the Equityholder Representative will pay a portion of such fees, costs and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute not awarded to the Equityholder Representative and the denominator of which is the total dollar amount subject to the Dispute. Notwithstanding the foregoing, each of Purchaser and the Equityholder Representative will pay the fees, costs and expenses of their respective attorneys, accountants and other representatives incurred in connection with the Dispute. The Accountant Expert may not and will not have authority or jurisdiction to resolve or decide any matter or dispute other than, as provided in and in accordance with this Section 2.10, resolving the Dispute by determining whether and to what extent, if any, the calculations set forth in the Closing Statement, including the calculation of the Merger Consideration, delivered by Purchaser pursuant to Section 2.9 requires adjustment with respect to any Disputed Elements. Except as expressly authorized and provided in this Section 2.10, any other dispute arising under or with respect to this Agreement (including any dispute over whether any claim, issue or element is within the authority of the Accountant Expert to determine) will be reserved for and determined by a court specified in Section 11.14.

Section 2.11 Withholding Rights. Notwithstanding any other provision of this Agreement to the contrary, each of the Company, the Surviving Company, Purchaser, its Affiliates, the Paying Agent and the Escrow Agent and their respective agents will be entitled to deduct and withhold from (a) any payments of the Merger Consideration otherwise payable to any Equityholder, or (b) any payments other than the Merger Consideration otherwise payable to any Person pursuant to the Transactions, such amounts as are required to be deducted and withheld with respect to the making of any such payment under the Code or any provision of Law, provided that, except in the case of (i) any withholding required as a result of a failure to deliver the certificate set forth in Section 2.6(b)(xii), (ii) any withholding in connection with any compensatory payment made in connection with this Agreement, or (iii) any withholding required as a result of a failure of any Equityholder to provide an IRS Form W-9, no fewer than five (5) days prior to deducting or withholding any amount pursuant to this Section 2.11, Purchaser shall provide notice to the Equityholder of its determination that such withholding is required by applicable Law and shall use reasonable best efforts to cooperate with the applicable Equityholder to reduce or eliminate such withholding to the maximum extent permissible. To the extent that such amounts are so withheld by the applicable payor and timely remitted to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such withholding was made.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby makes, as of the date hereof and as of the Closing, the representations and warranties to Purchaser and Merger Sub that are set forth in this Article III.

Section 3.1 Organization, Existence and Good Standing. Section 3.1 of the Disclosure Schedule lists each Target Company, together with its jurisdiction of organization or formation. Each Target Company has been duly organized or formed, and is in good standing, where applicable, under the Laws of the jurisdiction of its organization or formation. Each Target Company has full limited liability company power and authority to own all of its properties and assets and to carry on its business as presently conducted, and is qualified, registered or licensed as a foreign limited liability company and is in good standing (where applicable) in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification, registration or license, except where the failure to be so qualified, registered or licensed would have a Material Adverse Effect.

Section 3.2 Power and Authority, Authorization and Execution. The Company has full limited liability company power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of, and the performance of the Company’s obligations pursuant to, this Agreement and the other Transaction Documents to which it is a party by the Company and the consummation by the Company of the Transactions have been duly and validly approved by the Company Board. Except for the Class A Consent and the Series A Consent, no other approvals or actions are necessary on the part of the Company to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered, and when executed and delivered at the Closing, each of the other Transaction Documents to which the Company is a party will be, by a duly authorized officer of the Company.

Section 3.3 Enforceability. This Agreement, assuming due execution and delivery of this Agreement by the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies (collectively, “Enforceability Exceptions”). At the Closing, the Transaction Documents to be executed and delivered by the Company in connection with Closing will be duly executed and delivered by duly authorized officers of the Company and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 3.4 Consents; Non-contravention.

(a) Except for the filing of a notification and report form under the HSR Act and any other applicable Antitrust Laws and the expiration or termination of the applicable waiting periods thereunder, and the filing of the Certificate of Merger, neither of the Target Companies is required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Governmental Authority in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents or the consummation of the Transactions.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) Neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the Transactions does or will: (a) violate any provision of the Governing Documents of any Target Company; (b) except as set forth in Section 3.4(b) of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a material breach of, or constitute a material default (whether with or without notice or lapse of time, or both) or an Occurrence that would constitute a default (whether with or without notice or lapse of time, or both), or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which any Target Company is a party or any Permit affecting the Target Companies or their respective properties or assets; (c) violate any Law or Order to which any Target Company or any of the assets or businesses of the Target Companies is subject or otherwise bound; or (d) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the assets or businesses of the Target Companies.

Section 3.5 Capitalization; Title to Shares; Subsidiaries.

(a) Section 3.5(a) of the Disclosure Schedule sets forth a true, complete and complete list of the name of each Target Company, the amount of its authorized shares of Equity Interests, the amount of its issued and outstanding Equity Interests, the names of the holders of such Equity Interests and the number and type of Equity Interests held by such holders, in each case, as of the date of this Agreement. Except as set forth in Section 3.5(a) of the Disclosure Schedule, there are no limited liability company interests or other Equity Interests of either Target Company of any class authorized, issued or outstanding as of the date of this Agreement. All of the issued and outstanding Equity Interests of each of the Target Companies have been validly issued, are fully paid and non-assessable (where applicable), free and clear of all Liens other than restrictions on transfer under applicable Laws, and none of the issued and outstanding Equity Interests of the Target Companies are subject to, or were or are in violation of, any Laws, purchase options, call options, rights of first refusal, rights of first offer, preemptive rights, subscription rights or any similar rights under any provision of applicable Law, the Governing Documents, or any Contract (including any options, warrants or similar agreements) to which any Target Company is a party or its Equity Interests, properties or assets are bound.

(b) Except as set forth in Section 3.5(b) of the Disclosure Schedule, there are no other outstanding subscriptions, options, warrants, convertible securities, equity appreciation rights, conversion privileges, preemptive or other rights or commitments obligating any Target Company to issue any Equity Interests of any kind. Except as set forth in the LLC Agreement, neither of the Target Companies is a party to any voting trusts, voting agreements, proxies, equityholder agreements or other agreements that may affect the voting of the Units. No Target Company holds or beneficially owns any direct or indirect interest in any Person (other than the Company Subsidiary). Except as set forth in Section 3.5(b) of the Disclosure Schedule, neither of the Target Companies has any outstanding or authorized any equity appreciation, equity option, phantom equity, profit participation or similar rights or any other equity compensation rights.

(c) The register of the owners of the Equity Interests of the Target Companies and all transfer records related thereto, and all other records related to the current and prior owners of the Equity Interests of the Target Companies are complete and correct and have been maintained in accordance with good business practice and all applicable Laws.

Section 3.6 Financial Statements; Undisclosed Liabilities.

(a) Copies of the audited consolidated balance sheets, consolidated statements of income, consolidated statements of members’ equity, and consolidated statements of cash flows and notes to consolidated financial statements (together with any supplementary information thereto) of the Target Companies as of and for the years ended December 31, 2020 and 2021 (the “Annual Company Financial

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Statements”), have been provided to Purchaser. Copies of the unaudited balance sheet, statement of operations, and statement of cash flows of each Target Company as of and for the five (5)-month period ended on May 31, 2022 (such date, the “Reference Balance Sheet Date”) (such financial statements, the “Interim Company Financial Statements,” and, together with the Annual Company Financial Statements, the “Company Financial Statements”) have been provided to Purchaser. The Company Financial Statements are based on the books and records of the Target Companies, which books and records are complete and correct in all material respects and have been regularly kept and maintained in accordance with the Company’s normal and customary practices. The Company Financial Statements present fairly, in all material respects, the consolidated financial position of the Target Companies as of the dates thereof and the consolidated results of operations and cash flows of the Target Companies for the periods covered by such statements, in accordance with GAAP consistently applied through the periods covered thereby, except as disclosed therein, and, in the case of the Interim Company Financial Statements, except for year-end adjustments, tax accruals, and the omission of footnote disclosures required by GAAP.

(b) The Company maintains a system of internal accounting controls and procedures appropriate for its size and the industry in which it operates that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of their financial statements in accordance with GAAP. The Company has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the management of the Company or any personnel who have a role in the preparation of the Company Financial Statements or the internal accounting controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.

(c) Section 3.6(c) of the Disclosure Schedule contains a true, correct and complete list of the Contracts for all Indebtedness for borrowed money of the Target Companies as of the date hereof.

(d) No Undisclosed Liabilities. The Target Companies do not have any Liabilities of any type (whether accrued, absolute, contingent or otherwise) except (i) Liabilities that are required to be reflected on and reserved against in the Interim Company Financial Statements, (ii) Liabilities that have arisen since the Reference Balance Sheet Date in the ordinary course of business (none of which are material, individually or in the aggregate) and (iii) Liabilities that have been incurred in connection with the Transactions, including the negotiation, execution and delivery of this Agreement.

Section 3.7 Insurance.

(a) Section 3.7 of the Disclosure Schedule lists each policy of insurance (including property, casualty, liability, life, health, accident, workers’ compensation and bonding arrangements) owned by, or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by the Company or the Company Subsidiary as of the date of this Agreement (collectively, the “Insurance Policies”). Each Insurance Policy is in full force and effect, and no Target Company is in default with respect to its payment obligations under any of the Insurance Policies.

(b) Neither the Company nor the Company Subsidiary has received (i) notice that would reasonably be expected to be followed by a notice of cancellation or non-renewal of any Insurance Policy, (ii) any notice of denial of coverage or reservation of rights with respect to any pending or threatened claims against any such Insurance Policy, (iii) any notice that any issuer of such Insurance Policy has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated, or (iv) any other indication that any such Insurance Policy may no longer be in full force or effect or that the issuer of any such policy may be unwilling or unable to perform its obligations thereunder.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 3.8 Taxes.

(a) Each of the Company and the Company Subsidiary has timely filed (taking into account any valid extensions) all income and other material Tax Returns required to be filed by it. All such Tax Returns are true, correct and complete in all material respects. Each of the Company and the Company Subsidiary has fully and timely paid and discharged all Taxes required to be paid by it (whether or not shown on any Tax Returns), other than Taxes which individually or in the aggregate are not reasonably expected to be material. Each of the Company and the Company Subsidiary has withheld, collected and paid over to the appropriate Governmental Authority all Taxes required by Law to be withheld or collected from amounts paid or owing to any employee, equityholder, creditor, holder of securities or other third party, other than Taxes which individually or in the aggregate are not reasonably expected to be material, and has complied, in all material respects, with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto. Each of the Company and the Company Subsidiary has properly classified all individuals providing services to each such entity as employees or non-employees for all relevant purposes.

(b) The unpaid Taxes of each of the Company and the Company Subsidiary as of the Reference Balance Sheet Date that are not yet due and payable do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Interim Financial Statements.

(c) Since the Reference Balance Sheet Date, neither the Company nor the Company Subsidiary has incurred any Liability for Taxes (except with respect to any Taxes arising in respect of the Transactions) other than in the ordinary course of business, made or rescinded any Tax election, changed any annual accounting period, adopted or changed any method of accounting or policy or reversed any accruals (except as required by a change in Law or GAAP), filed any amended Tax Returns, entered into any Tax Sharing Agreement, signed or entered into any closing agreement or settlement agreement, settled or compromised any claim or assessment of Tax Liability, surrendered any right to claim a refund, offset or other reduction in Liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes.

(d) Neither the Company nor the Company Subsidiary has been subject to any audit by any Governmental Authority for Taxes, and, there is no dispute or claim concerning any Tax Liability of the Target Companies threatened, claimed or raised in writing by any Governmental Authority. There are no matters under discussion with any Governmental Authority with respect to Taxes of the Target Companies that are likely to result in an additional Liability for Taxes with respect to any of the Company or the Company Subsidiary. No issues relating to Taxes of any of the Company or the Company Subsidiary were raised by the relevant Governmental Authority in any completed audit or examination that would reasonably be expected to result in Taxes in a later taxable period.

(e) Neither the Company nor the Company Subsidiary has waived any statute of limitations in respect of Taxes or has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority, other than any such extensions that are no longer in effect.

(f) Neither the Company nor the Company Subsidiary is or has been a party to any (i) “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations, (ii) “transaction of interest”, as defined in Section 1.6011-4(b)(6) of the Treasury Regulations, or (iii) transaction that is “substantially similar” (within the meaning of Section 1.6011-4(c)(4) of the Treasury Regulations) to a “listed transaction” or “transaction of interest”, or (iv) other transaction that required or will require the filing of an Internal Revenue Service Form 8886.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(g) Neither the Company nor the Company Subsidiary is a party to or bound by any Tax Sharing Agreement with any Person, and none of the Company or the Company Subsidiary has any current or potential contractual Liability or obligation to indemnify any other Person with respect to Taxes pursuant to any such Tax Sharing Agreement.

(h) Neither the Company nor the Company Subsidiary is or has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated income Tax Return, nor does either of the Company or the Company Subsidiary have any Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations or any analogous or similar provision of Law, by Contract, as a transferee or successor, or otherwise, excluding, in each case, any Contract or arrangement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes, such as leases and similar commercial Contracts.

(i) There is no Liability or claim against either the Company or the Company Subsidiary pursuant to unclaimed property, escheat, or similar Laws.

(j) Each of the Company and the Company Subsidiary has properly (i) collected and remitted sales, use, valued added, goods and services, and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, valued added, goods and services, and similar Taxes and that were made without charging or remitting sales, use, valued added, goods and services, or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.

(k) No written claim has ever been made by a Governmental Authority in any jurisdiction, other than jurisdictions in which the Company or the Company Subsidiary files Tax Returns that any of the Company or the Company Subsidiary is or may be subject to taxation by such jurisdiction.

(l) Neither the Company nor the Company Subsidiary is subject to any Liens for Taxes, other than those set forth in clause (b) of the definition of Permitted Liens.

(m) Neither the Company nor the Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting requested or initiated prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law); (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law); (v) installment sale made prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) method of accounting or election that defers the recognition of income that has accrued or been received prior to the Closing Date to any period ending after the Closing Date, other than any such method or election arising in the ordinary course of business.

(n) Neither the Company nor the Company Subsidiary is or has ever had a taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(o) Neither the Company nor the Company Subsidiary is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal Income Tax purposes.

(p) There are no closing agreements, ruling requests, subpoenas or requests for information or similar arrangements with any Governmental Authority with respect to the determination of the Tax Liability of the Company or the Company Subsidiary that would have continuing effect on periods (or portions thereof) ending after the Closing Date.

(q) No power of attorney that remains outstanding has been given by or is binding upon the Company or the Company Subsidiary with respect to Taxes or Tax Returns for any period for which the statute of limitations (including any waivers or extensions thereof) has not yet expired.

(r) Neither the Company nor the Company Subsidiary has deferred any obligation that remains outstanding to pay Taxes pursuant to Section 2302 of the CARES Act or any other similar Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with COVID-19.

(s) The Company is, and at all times since its formation has been, properly treated as a partnership for U.S. federal income Tax purposes and has not made an election to be treated as a corporation pursuant to Treasury Regulation Section 301.7701-3.

(t) The Company Subsidiary is and at all times since its formation has been, properly treated as an entity disregarded as separate from its owner for U.S. federal Income Tax purposes and has not made an election to be treated as a corporation pursuant to Treasury Regulation Section 301.7701-3.

(u) Upon issuance, each Class B Unit qualified as a valid “profits interest” as defined in Revenue Procedure 93-27, 1993-2 C.B. 343, and as clarified by Revenue Procedure 2001-43, 2001-2 C.B. Each holder of a Class B Unit (i) was granted such Class B Unit more than two (2) years prior to the date hereof, or (ii) made a timely and valid election under Section 83(b) of the Code with respect to such Class B Unit.

Section 3.9 Conduct of Business. Except as set forth in Section 3.9 of the Disclosure Schedule, from the Reference Balance Sheet Date until the date of this Agreement, (i) there has not been a Material Adverse Effect, (ii) each of the Target Companies has operated its business in the ordinary course of business in all material respects and (iii) neither Target Company has:

(a) (i) amended or otherwise changed its Governing Documents, or (ii) adopted a plan of complete or partial liquidation, dissolution, merger, or consolidation;

(b) (i) made any change in its authorized Equity Interests, (ii) issued, granted, contracted for, sold, transferred, disposed of or encumbered its Equity Interests, (iii) purchased, redeemed or otherwise acquired, or made or declared any dividend or any other distribution in respect of, any of its Equity Interests, or (iv) effected any recapitalization, reclassification, profits interests or like change in capitalization;

(c) mortgaged, pledged or subjected to any Lien (other than a Permitted Lien) or sold, transferred, leased, licensed, sublicensed, or otherwise disposed of any property or assets having a value in excess of $100,000, except for sales of inventory or products in the ordinary course of business consistent with past practices;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(d) acquired by merger, consolidation or otherwise any material assets or business of any Person;

(e) (i) incurred, assumed, guaranteed, modified or forgave any Indebtedness (other than under credit facilities in existence on the date hereof) or subjected any of its properties or assets to any Liens (other than Permitted Liens), or (ii) made any loans or advances to any third party;

(f) changed in any material respect its accounting practices or principles except as required by GAAP, or changed its cash management practices in any material respect (including by way of accelerating any accounts receivable or delaying accounts payable beyond their regular due date, other than in the ordinary course of business);

(g) made any capital expenditures in an aggregate amount that exceeds $100,000;

(h) sold, transferred, leased, licensed, sublicensed, abandoned, permitted to lapse or expire (other than the expiration of any Intellectual Property in accordance with its maximum statutory term) or otherwise disposed of any Owned Intellectual Property that is material to the conduct of the business by the Company or the Company Subsidiary, other than granting non-exclusive licenses under such Owned Intellectual Property in the ordinary course of business;

(i) made any material increase in the bonus, salary or other compensation of any officer of such Target Company outside the ordinary course of business consistent with past practices;

(j) waived any material claims or rights of material value of the Company, or settled or compromised, or agreed to settle or compromise, any claim, other than settlements or compromises involving solely money damages not in excess of $50,000;

(k) (i) except as required by any Benefit Plan, granted or announced any new incentive awards, equity or equity-based compensation, bonus or similar compensation or any material increase in the wages, salaries, compensation, bonuses, or incentives payable to any Company Employee or independent contractor providing similar services, (ii) except as required by any Benefit Plan, established or materially increased or promised to materially increase any benefits under any Benefit Plan, (iii) adopted, amended or terminated any employment agreement for an employee whose base salary is at least $100,000, (iv) implemented any employee layoffs, (v) hired or engaged any individual on a full-time, part-time, consulting, independent contractor, or other basis, except for any employee with an annualized base salary or equivalent compensation not in excess of $100,000 or (vi) except as required by any Benefit Plan, granted any additional rights to severance, termination, change in control, retention, or similar compensation or benefits to any Relevant Service Provider;

(l) entered into, adopted, amended, or terminated any collective bargaining agreement, works council agreement, trade union agreement, employee representation agreement, or similar agreement or arrangement;

(m) except as required by applicable Law or the terms of any Benefit Plan or except in the ordinary course of business consistent with past practice, adopted, amended or terminated any Benefit Plan or entered into any Contract with any Relevant Service Provider;

(n) entered into, materially amended or terminated any Material Contract or any Insurance Policy;

(o) permitted any Material Permit to lapse or expire;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(p) changed or modified in any manner the existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, including (i) acceleration of collections of receivables (including through the use of discounts for early payment, requests for early payment or otherwise) and (ii) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to the early payment of payables to obtain the benefit of any payment discounts);

(q) entered into any agreement to do any of the foregoing.

The foregoing representations and warranties will not be deemed to be breached by virtue of the entry by the Company into this Agreement or the consummation of the Transactions.

Section 3.10 Material Contracts. Section 3.10 of the Disclosure Schedule contains a list of the following types of Contracts (and each amendment or modification thereto) to which any Target Company is a party, or by which such Target Company or its properties or assets are bound, as of the date of this Agreement (such Contracts, together with the Intellectual Property Licenses, each, a “Material Contract”):

(a) Other than Contracts with Material Suppliers and Contracts with Material Customers, Contracts pursuant to which any Target Company (i) made payments to any third party in the twelve (12) month period prior to the date hereof, in excess of $500,000; or (ii) received payments from any third party in the twelve (12) month prior to the date hereof, in excess of $500,000;

(b) collective bargaining agreements and any other contracts with any labor unions;

(c) Contracts (other than Benefit Plans) for the employment or engagement of any officer, employee or other Person on a full-time, part-time, consulting, independent contractor or other basis that provide annual cash compensation in excess of $150,000 per year;

(d) Contracts evidencing Indebtedness of the Target Companies in excess of $50,000, including any loan or credit agreements, promissory notes, security agreements, pledge agreements, mortgages, or similar letters of credit, or pursuant to which any Target Company has guaranteed any liabilities or obligations of any of Person;

(e) the Leases;

(f) Contracts with Material Suppliers;

(g) Contracts with Material Customers;

(h) Contracts containing any covenant of a Target Company that restricts a Target Company or any of its Affiliates from (i) engaging in any line of business or geographic region with any Person, (ii) soliciting any customers, suppliers, employees or contractors of any other Person, or (iii) competing with any Person;

(i) Contracts that contain or provide for “most favored nations” terms;

(j) Contracts with any Governmental Authority;

(k) Contracts entered into in connection with any merger, consolidation or other business combination, or with respect to the acquisition or disposition of any business, assets or securities, or any equity or debt investment in or any loan to any Person; provided, that the foregoing shall not apply to non-disclosure agreements entered into in connection therewith (other than sales of assets in the ordinary course of business);

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(l) Contracts providing for the settlement of any material Proceeding;

(m) limited liability company agreements, partnership agreements, Tax Sharing Agreements or joint venture agreements that involve a sharing of profits, losses, costs or liabilities by any Target Company with any other Person.

(n) outstanding powers-of-attorney granted by the Company for any purpose whatsoever; and

(o) Contracts related to capital projects and capital expenditures in excess of $100,000 individually or $250,000 in the aggregate.

Other than the Intellectual Property Licenses that the Company is not required to disclose on Section 3.17(a) of the Disclosure Schedule, the Company has made available to Purchaser true and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder). Each Material Contract is in full force and effect and is valid and enforceable against the applicable Target Company and, to the Company’s Knowledge, the other parties thereto in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions. Each Target Company that is a party to a Material Contract is in compliance in all material respects with the terms and requirements of such Material Contract and, to the Company’s Knowledge, each other Person that is party to such Material Contract is in compliance in all material respects with the terms and requirements of such Material Contract. Neither the Company nor, to the Company’s Knowledge, any other party thereto, is in breach of or default under (or is alleged to be in breach or default under). The Company has neither provided nor received any notice of any intention to terminate any Material Contract. To the Company’s Knowledge, no Occurrence has occurred or exists which, with notice or lapse of time or both, may give rise to, serve as a basis for, or would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder.

Section 3.11 Permits. Section 3.11 of the Disclosure Schedule sets forth a correct and complete list of all material Permits of and from all Governmental Authorities necessary for the lawful conduct of the business of the Company (the “Material Permits”). Each Target Company possesses all material Permits that are required in order for such Target Company to conduct its business as presently conducted. Each Target Company is in compliance in all material respects with the terms and requirements of each Material Permit. All of the Material Permits possessed by the Target Companies are valid and subsisting in accordance with their respective terms. No Occurrence has occurred that, with or without notice or lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any Material Permit possessed by the Target Companies, and no Proceeding is pending or threatened to revoke, modify or terminate any Material Permit possessed by the Target Companies in any material respect.

Section 3.12 Compliance with Laws.

(a) Each Target Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable material Laws. Since the Lookback Date, except as set forth in Section 3.12(a) of the Disclosure Schedule, (i) no notices have been received by, and no claims have been filed against, the Target Companies alleging a violation of any Law and (ii) the Target Companies have not been subject to any adverse inspection, finding, investigation, penalty, assessment, audit or other compliance or enforcement action.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) In the past six (6) years, each Target Company and, to the Company’s Knowledge, its current and former Representatives (when acting in such capacity or otherwise on behalf of such Target Company), has complied with all applicable Illegal Business Practice Laws. Since the Lookback Date, to the Company’s Knowledge, none of the current or former Representatives of either Target Company (when acting in such capacity or otherwise on behalf of such Target Company): (i) is using or has used, any funds of either Target Company for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity or for reimbursement, in whole or in part, of any such expenditure; (ii) is using or has used, any funds of either Target Company for any direct or indirect unlawful payments to any person, including any foreign or domestic government officials or employees; (iii) is violating or has violated, any provision of the Foreign Corrupt Practices Act of 1977, U.K. Bribery Act of 2010, or any other Illegal Business Practice Law; (iv) is maintaining or has established or maintained, any unlawful or unrecorded fund of either Target Company’s monies or other properties; (v) has made any false or fictitious entries on the books and records of either Target Company; (vi) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or otherwise engaged in any pay-for-play practices, using any funds or otherwise on behalf of either Target Company; or (vii) has, directly or indirectly, provided or paid any material favor or gift that is not deductible for income Tax purposes using either Target Company’s funds or otherwise on behalf of such Target Company.

(c) In the past six (6) years, neither Target Company has (i) received any notice, request, allegation or citation from any Governmental Authority, alleging actual or potential violation of any applicable Illegal Business Practice Laws or (ii) made a voluntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Illegal Business Practice Laws. Each Target Company (i) has instituted policies and procedures reasonably designed to ensure compliance with applicable Illegal Business Practice Laws, (ii) has maintained and maintains such policies and procedures in force and (iii) has complied with such policies and procedures including the proper maintenance of books and records.

(d) Except as set forth in Section 3.12(d) of the Disclosure Schedule, in the past six (6) years, each Target Company has at all times acted without violation and in material compliance with all applicable Trade Laws. In the past six (6) years, neither Target Company (i) has made any voluntary self-disclosures with respect to applicable import, export or reexport control or sanctions Laws, orders or regulations of any and all applicable jurisdictions, including the United States and any jurisdiction in which such Target Company is established or from which it imports, exports or reexports any items or in which it provides services, including import requirements administered by the U.S. Customs and Border Protection and the Office of the United States Trade Representative, the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, all as amended from time to time (collectively, “Trade Laws”), or (ii) has received written notice from any Governmental Authority that such Target Company is under criminal or civil investigation concerning any of the Trade Laws. In the past six (6) years, each Target Company (i) has instituted policies and procedures reasonably designed to ensure compliance with all applicable Trade Laws, (ii) has maintained and maintains such policies and procedures in force and (iii) has complied with such policies and procedures.

(e) Except as set forth in Section 3.12(e) of the Disclosure Schedule, since the Lookback Date, neither Target Company has received any written notice from any Governmental Authority of non-compliance with any of the Trade Laws which could subject such Target Company to civil or criminal fines, penalties or other measures.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 3.13 Proceedings and Orders. Except as set forth in Section 3.13 of the Disclosure Schedule, since the Lookback Date, there have been no Proceedings of any kind, and as of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened against either Target Company. As of the date hereof, there are no Proceedings currently pending and the Company has no plans to initiate any Proceeding. Neither Target Company is a party to, or otherwise bound by, any Order.

Section 3.14 Title to Assets; Sufficiency.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedule, the Target Companies have good and valid title to, or a valid leasehold or licensed interest in, all material assets and properties used in the conduct of the business of the Target Companies, in each case free and clear of all Liens other than Permitted Liens. The assets of the Target Companies include all the tangible assets that are used in the operations of the Target Companies as presently conducted and are adequate in all material respects to conduct the business of the Target Companies as presently conducted. All such assets of the Target Companies are in good operating condition and repair, normal wear and tear excepted, and constitute all of those assets necessary to conduct the Company’s business as presently conducted in all material respects.

(b) The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property that are material to the operation of the Target Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put in all material respects, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost to the Target Companies.

(c) Except as set forth in Section 3.14(c) of the Disclosure Schedule, immediately following the consummation of the Transactions, the Target Companies will own or have the right to use all material assets (whether tangible, intangible or mixed) reasonably necessary for the continued conduct of the business of the Target Companies in the same manner as conducted immediately prior to the Closing.

Section 3.15 Real Property.

(a) No Target Company has owned or presently owns any real property.

(b) Section 3.15(b) of the Disclosure Schedule identifies by street address all real property leased, subleased, licensed, or otherwise occupied under any contract by each Target Company (the “Leased Real Property”). All Leased Real Property is leased to the applicable Target Company pursuant to written leases, subleases, license agreements, or other contracts, and any amendments, assignments, notices, or supplements thereto (the “Leases”), all of which are in full force and effect and are valid and enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions. The Leased Real Property constitutes all of the Target Companies’ real property assets and, other than the Leases, the Target Companies hold no other interest in any real property.

(c) Each Target Company is in compliance in all material respects with the terms and requirements of each Lease to which it is a party, and, to the Company’s Knowledge, each other Person that is party to such Lease is in compliance in all material respects with the terms and requirements of such Lease, except, in either case, for breaches or defaults as to which requisite waivers or consents have been

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

obtained. The Company or the Company Subsidiary, as applicable, has accepted possession of the Leased Real Property demised pursuant to the Leases and is in actual possession thereof and has not sublet, assigned, encumbered or hypothecated its leasehold interest. Except as set forth in Section 3.15(b) of the Disclosure Schedule, the Company or the Company Subsidiary has all right, title, and interest in all leasehold estates and other rights purported to be granted to it by each Lease, in each case free and clear of any Lien other than Permitted Liens.

(d) There are no eminent domain, condemnation or other similar proceedings pending or threatened in writing against either Target Company or otherwise affecting any portion of Leased Real Property, and neither Target Company has received any written notice of the same. The current use of the Leased Real Property does not violate in any material respect any instrument of record or agreement affecting the Leased Real Property, and there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Leased Real Property or the use or occupancy thereof, except for such violations as would not materially interfere with the continued use and operations for the business of the Target Companies as currently conducted of the property to which they relate or materially adversely affect the value thereof for the current use of the Target Companies.

(e) To the Company’s Knowledge, the Leased Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use and similar applicable Laws or Liens affecting the Leased Real Property, and the Target Companies have not received any notice of any violation or claimed violation by any of them of any such Laws or Liens with respect to the Leased Real Property which have not been resolved.

(f) To the Company’s Knowledge, there are no proposed special assessments or proposed material changes in property Tax or land use or other Laws affecting the Leased Real Property.

(g) There is no pending or, to the Company’s Knowledge, threatened Proceeding that would interfere in any material respect with the use or quiet enjoyment of any of the Leased Real Property by the Target Companies prior to or after the Closing.

(h) The Leased Real Property is adequate to service the normal operations of the Target Companies at each Leased Real Property as conducted in the last twelve (12) months and all Permits required in connection with the normal operation of the Leased Real Property as operated in the last twelve (12) months have been obtained and are in full force and effect.

(i) No Target Company has made any improvements, alterations, or modifications to the Leased Real Property that are required to be removed at the termination or expiration of the Leases. No construction, alteration, or other leasehold improvement work with respect to the Leased Real Property remains to be paid for or performed by any party under the Leases.

(j) The Target Companies have all necessary vehicular access to and from the applicable Leased Real Property and public streets as is reasonably adequate for the current operation thereof. To the Company’s Knowledge, no fact or condition exists which would result in the termination of the current access from each parcel of the Leased Real Property, except where such termination would individually or, in the aggregate, not reasonably be expected to be adversely material to either of the Target Companies.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 3.16 Environmental Matters.

(a) Except as set forth in Section 3.16(a) of the Disclosure Schedule, (i) the Target Companies are, and since the Lookback Date have been, in material compliance in with all Environmental Laws and Environmental Permits; (ii) all Environmental Permits held by the Target Companies are valid, uncontested and in good standing; (iii) to the Company’s Knowledge, no facts or conditions exist that would prevent the Target Companies to continue operation in material compliance with applicable Environmental Laws; (iv) all Environmental Permits can be transferred or assigned, to the extent transfer or assignment legally permissible and necessary, as contemplated herein; (v) no Target Company has received any written notice from any Governmental Authority regarding any actual or alleged material Environmental Claim or any material investigatory, remedial, or corrective obligations relating to any Target Company under any Environmental Law.

(b) Except as set forth in Section 3.16(b) of the Disclosure Schedule: (i) the Target Companies have not generated, manufactured, handled, treated, recycled, stored, transported, disposed of, arranged for the disposal of, or released any Hazardous Substance in a manner which could reasonably be expected to give rise to material Liability to the Target Companies under Environmental Law; (ii) there has been no Environmental Release of Hazardous Substance by either Target Company on, under, to or from any property or facility currently or formerly owned, leased or occupied by the Target Companies that would reasonably be expected to result in material Liability for the Target Companies pursuant to any Environmental Laws; and (iii) to the Company’s Knowledge, there are no Hazardous Substances in, on, under, emanating from, or onto any portion of any property or facility currently or previously owned, leased, or occupied by a Target Company which requires remediation under any Environmental Law. Neither Target Company has agreed to assume any actual or potential Liability under any Environmental Laws of any other Person. The Company has provided Purchaser with access to true and correct copies of all reports, investigations, audits, and inspections in possession, custody or reasonable control of the Target Companies pertaining or relating to the Target Company’s compliance with or potential liability under any Environmental Law.

(c) Except as set forth on Section 3.16(c) of the Disclosure Schedule: (i) Neither Target Company has received any written notice that any real property now or previously owned, operated or leased by either Target Company is listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Enterprise Management System (“SEMS”), or any similar state or foreign list of contaminated sites; (ii) and no Lien (other than Permitted Liens) has been filed against either the personal or real property of the Target Companies under any Environmental Law; (iii). neither Target Company is planning any material capital expenditures to comply with Environmental Law within the next twelve (12) months; and (iv), to the Company’s Knowledge, neither Target Company has generated, used, or disposed of Per- and Polyfluoroalkyl Substances (PFAS) in noncompliance with or in a manner that is reasonably likely to require remediation under Environmental Law.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Disclosure Schedule lists all:

(i) (A) issued Patents, and pending Patent applications, (B) all registered Trademarks and pending applications to register any Trademarks and material but unregistered Trademarks, (C) copyright registrations and pending applications therefore, (D) internet domain name registrations, in each case, in which the Company or the Company Subsidiary has or purports to have any ownership stake (collectively, the Intellectual Property set forth on in Section 3.17(a)(i) of the Disclosure Schedule and all other Intellectual Property owned or purported to be owned by the Company, the “Owned Intellectual Property”);

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(ii) each material license, sublicense, consent to use agreement, settlement, coexistence agreement, covenant not to sue, waiver, release, or other express grants of right to use which the Company has granted to any third party with respect to any Owned Intellectual Property other than any Incidental Outbound License (together with all other such licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, other express grants of rights to use, and all Incidental Outbound Licenses, the “IP Outbound Licenses”); and

(iii) each item of Intellectual Property that any third party owns and that the Company uses in connection with and is material to its business pursuant to a license, sublicense, agreement or permission, in each case other than any Incidental Inbound License (“IP Inbound Licenses”, and together with the IP Outbound Licenses, the “Intellectual Property Licenses”).

(b) The Owned Intellectual Property that is currently registered or issued, or is the subject of a currently pending application (“Registered Intellectual Property”) is subsisting. The Registered Intellectual Property that is registered or issued is valid and enforceable. All necessary registration, maintenance and renewal fees that are currently due in connection with the material Registered Intellectual Property have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant Intellectual Property authorities in the United States for the purposes of perfecting, prosecuting, and maintaining the foregoing.

(c) Except as set forth in Section 3.17(c) of the Disclosure Schedule:

(i) the Owned Intellectual Property and the Intellectual Property rights that are the subject of all the IP Inbound Licenses (collectively, the “Company Intellectual Property”) include all of the material Intellectual Property rights used or purported to be used in or held for use for or necessary for the conduct of the Company’s business, and there are no other material items of Intellectual Property that are required to operate the Company’s business as currently conducted or proposed to be conducted;

(ii) one or more of the Target Companies (individually or collectively) exclusively owns all right, title, and interest (both beneficially and with respect to registrations and applications, as the record owner) to the Owned Intellectual Property free and clear of all Liens other than Permitted Liens, and all Owned Intellectual Property is subsisting.

(iii) each Target Company owns, or is validly licensed or otherwise has the valid right to use, all other material Company Intellectual Property;

(iv) (A) neither the conduct of the business of the Target Companies, as presently conducted and as has been conducted in the last six (6) years, by each Target Company, nor any product or service of the Target Companies that has been sold or provided in the last six (6) years, has infringed upon, misappropriated or otherwise violated the Intellectual Property rights or other proprietary rights of any Person; (B) there has been no Proceeding asserted or threatened in the last six (6) years against either Target Company alleging any such Target Company’s infringement, misappropriation, or violation of any Intellectual Property rights of another Person; (C) there are no Proceedings (other than in relation to examination Proceedings of applications to register Intellectual Property rights with any Governmental Authority) pending or threatened, against any Target Company or directly or indirectly involving any product or service of the Target Companies that allege that any Target Company or that any Target Company product or service is infringing, misappropriating or otherwise violating, or has in the last six (6) years infringed, misappropriated or otherwise violated, the rights of any Person with regard to any Intellectual Property; (D) there are no Proceedings pending or threatened by either Target Company, or by any Person on behalf of either Target Company, against any Person alleging infringement, misappropriation or other violation of any Owned Intellectual Property; (E) no Person is infringing, misappropriating, or otherwise violating, or has in the last six (6) years infringed, misappropriate or otherwise violated, any of the Owned Intellectual Property; (F) no Trademark owned by either Target Company is involved in any opposition, cancellation or equivalent Proceeding, and no such Proceeding has in the last four (4) years been threatened in writing; and (G) no patent owned by either Target Company is involved in any interference, reissue, reexamination or equivalent Proceeding;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(v) the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions will not result in the loss or impairment of the Company’s right to own or use any Owned Intellectual Property or Intellectual Property licensed under IP Inbound Licenses; and there are no third party consents or other permissions, with respect to any Owned Intellectual Property or any IP Inbound Licenses, required for or as a result of the completion of the Transactions;

(vi) all fees have been timely paid and all required communications and responses timely filed with regard to all Registered Intellectual Property that has issued or been registered with a Governmental Authority (other than such Registered Intellectual Property that has been allowed to lapse based on reasonable business decisions that it is no longer useful or valuable to the Target Companies), and each Target Company and its Representatives have complied with the duty of candor and disclosure, and have not made any material misrepresentations in connection with the prosecution and maintenance of any patents and patent applications;

(vii) no grants, funding, facilities, or personnel of any Governmental Authority or university, research institution or similar entity was used to develop or create (in whole or in part) any Owned Intellectual Property;

(viii) other than in relation to examination Proceedings of applications to register Intellectual Property rights with any Governmental Authority, neither the validity, enforceability nor scope of, nor either Target Company’s title or other rights to, any Owned Intellectual Property is currently being, or has been in the last three (3) years, challenged in any Proceeding or threatened to be challenged in any Proceeding; and

(ix) other than in relation to examination Proceedings of applications to register Intellectual Property rights with any Governmental Authority neither the validity, enforceability nor scope of, nor the title or other rights to any Intellectual Property created by or for either Target Company as “works made for hire” for, or that is or was assigned to, either Target Company is the subject of any current or, in the last three (3) years, former dispute or Proceeding or is or was otherwise threatened to be challenged in any Proceeding.

(d) The Target Companies have (i) taken commercially reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of any material Sensitive Data and (ii) executed either written confidentiality and invention assignment agreements or other written agreements incorporating confidentiality and invention assignment agreements or provisions, with all of their past and present employees, contractors, officers and consultants who have been employed or engaged to develop Intellectual Property for either Target Company and pursuant to which such employees, contractors and consultants have (A) granted to such Target Company a present, irrevocable assignment to all their rights in and to all Intellectual Property they developed for such Target Company, and (B) agreed to hold all trade secrets and other confidential and proprietary information of each Target Company in confidence both during and after their employment or engagement. No manager, director, officer, employee, consultant, or other representative of either Target Company owns or claims any rights in any Intellectual Property owned, or purported to be owned by such Target Company (except for any Intellectual Property rights that cannot be assigned to a Target Company under applicable Law in which case such Person has provided a perpetual and irrevocable waiver or exclusive license or covenant not to sue the Target Companies under such Intellectual Property). Except as set forth in Section 3.17(d) of the Disclosure Schedule, (x) no Person has

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

excluded any Intellectual Property from their respective confidentiality and invention assignment agreement (except for any Intellectual Property rights that cannot be assigned to a Target Company under applicable Law in which case such Person has provided a perpetual and irrevocable waiver or license or covenant not to sue the Target Companies under such Intellectual Property to the extend such Person has used or incorporated the same into or as part of the Company Intellectual Property), (y) no Person is in breach, in any material respects, of their respective confidentiality and invention assignment agreement, and (z) there has not been any disclosure of or access to any material trade secret of the Target Companies to or by any Person in a manner that has resulted or is reasonably likely to result in the loss of trade secret in and to such information.

(e) All Owned Intellectual Property was either: (i) developed by employees of the Target Companies working within the scope of their employment or as a work for hire at the time of such development; (ii) developed by third parties who have executed written instruments of assignment in favor of any of the Target Companies; or (iii) acquired in connection with acquisitions in which any Target Company obtained any required present assignment of Intellectual Property from the transferring party.

(f) The Target Companies have not made any material Sensitive Data owned by the Target Companies available to any Person except pursuant to valid and enforceable written confidentiality agreements or other enforceable legal obligation. All use, disclosure or appropriation of any trade secret or other confidential or proprietary information not owned by either Target Company that had been provided to such Target Company under a confidentiality agreement has been used pursuant to the terms of such written agreement between the applicable Target Company and the owner of such trade secret or confidential or proprietary information. Neither Target Company has received any notice from any Person that there has been an unauthorized use or disclosure of any trade secrets or other confidential or proprietary information by any of the Target Companies. No Person that has received any Sensitive Data from either Target Company has refused to provide to such Target Company, after request therefor, a certificate of return or destruction of any documents or materials containing such Sensitive Data. There has not been any breach of confidentiality obligations with respect to, or unauthorized use or disclosure of, any Sensitive Data by either Target Company or any other Person.

(g) All of the Company Systems are: (i) owned by, or validly licensed, leased or supplied under a valid and enforceable written contract to the Company or the Company Subsidiary, (ii) are sufficient to carry on the business of the Target Companies as currently conducted; (iii) currently in use by the Target Companies are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology, and data processing operations necessary for the conduct of the business of the Target Companies; (iv) are free of any material viruses, defects, bugs, and errors; and (v) are in compliance with all Laws, in all material respects, and all applicable contracts. The rights of the Target Companies with respect to the Company Systems will not be lost or rendered liable to termination by virtue of the performance of this Agreement or any of the other Transaction Documents. Each of the Target Companies have implemented and currently maintain commercially reasonable administrative, physical and technical safeguards consistent with normal industry practice that are designed to (A) protect the confidentiality, integrity and accessibility of Company Systems and information contained therein (including Intellectual Property, Company Data and Data Sets, Personal Information, Sensitive Data, and all other information subject to confidentiality obligations), and specifically, (B) prevent against loss and unauthorized access, use, modification, disclosure or other use of such information that would not, in each foregoing case, be consistent with each published privacy policy of the Target Companies and each Contract to which each is party and all Information Privacy and Security Laws. The Target Companies have in place data back-up procedures, and facilities that are, at minimum, commercially reasonable and sufficient, given the nature of the business and operations of the Target Companies and compliant, in all material respects, with the Information Privacy and Security Laws. None of the material data (including Owned Intellectual Property, Company Data and Data Sets, Personal Information, and Sensitive Data including data owned by

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

customers with which the Company or any Company Subsidiary has a Contract) that the Target Companies collect, store or process has in the last three (3) years been corrupted to a material extent, and (C) none of the material data (including any data included in the Owned Intellectual Property, Personal Information, and Sensitive Data including data owned by customers with which the Company or any Company Subsidiary has a Contract) that the Target Companies collect, store or process has in the last three (3) years been subject to any actual or suspected material data loss or theft, unauthorized access, malware intrusion, or other cybersecurity breach (including ransomware). Each of the Target Companies is and has been in compliance, in all material respects, with all Information Privacy and Security Laws and contractual obligations concerning the security and privacy of Company Systems and information contained therein. No unauthorized Person has in the last three (3) years breached or accessed the Company Systems without authorization which resulted in (i) unauthorized access, corruption, theft or loss of any Sensitive Data or Company Data and Data Sets stored by or for the Company or any Company Subsidiary, or (ii) would reasonably be expected to result in any liability for the Company or any Company Subsidiary. Since the Lookback Date, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting the Company Systems used by the Company or any Company Subsidiary that have caused a material disruption or interruption in the operation of the business of the Company or any Company Subsidiary.

(h) Each Target Company is in actual possession of and has sufficient control and rights over, and has complete, valid and enforceable rights to use all data, data sets and databases used in, held for use in, or necessary for the conduct of the business of such Target Company as presently conducted (collectively, “Company Data and Data Sets”). Any data included in the Company Data and Data Sets (regardless of whether owned by one of the Target Companies or a third party) has been provided, accessed, stored, collected, used, and processed under either (i) a valid and enforceable license or consent that authorizes the Company or the Company Subsidiary (as applicable) to perform such activities; or (ii) to the extent not obtained pursuant to any such license or consent, is otherwise provided, accessed, stored, collected, used, and processed in compliance with any applicable Information Privacy and Security Laws.

(i) Each Target Company has posted on its web site privacy policies regarding its collection, use and disclosure of its customer’s Personal Information. Each Target Company has in the last six (6) years complied, in all material respects, with all Information Privacy and Security Laws and agreements to which it is a party that pertain to Personal Information and other Sensitive Data. Each Target Company has been in the last six (6) years, and is, in material compliance with all applicable Laws and contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. Neither Target Company has been in the last six (6) years notified of any Proceeding or any other claim related to data security or privacy or alleging a violation of any of its privacy policies, or any Information Privacy and Security Law, nor has any such claim been threatened during such time. Each Target Company has implemented and maintains commercially reasonable measures designed to protect and maintain the confidentiality of all Personal Information and other Sensitive Data collected by or on behalf of such Target Company in connection with its business and to maintain the security of its data storage practices for Personal Information, in each case, in accordance with all Information Privacy and Security Laws and consistent with commercially reasonable industry practices applicable to such types of data gathered and maintained in the industry in which the Target Companies conduct their business. Each Target Company has taken commercially reasonable steps designed to ensure that all third party service providers, outsourcers, contractors, or other persons who access, process, store or otherwise handle Personal Information for or on behalf of such Target Company have taken reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(j) There are no unsatisfied written requests that the Company or the Company Subsidiary has received from individuals seeking to exercise their data protection rights under Information Privacy and Security Laws. There is not and has not been in the last six (6) years any (i) Proceeding or (ii) written allegation that a Target Company has received by any private party, any data protection authority, or any other Governmental Authority with respect to the collection, use, storage, transfer, or processing by such Target Company of Personal Information or compliance with Information Privacy and Security Laws, nor, to the Company’s Knowledge, has any such Proceeding been threatened during such time. There has been no unauthorized access, use, or disclosure of Personal Information or other material Sensitive Data in the possession or control of the Target Companies or any of their respective providers or other contractors, or otherwise in connection with the business of the Target Companies. Neither Target Company has notified, or been required to notify, any Person or Governmental Authority of any Data Breach, nor has either Target Company paid any perpetrator of any actual or threatened cyber-attack.

(k) All software owned, purported to be owned or owned by a third party or otherwise that is used or held for use by the Company or any of the Company Subsidiaries (“Company Software”) is either owned by the Company or the Company Subsidiary or licensed to the Company or the Company Subsidiary under a valid and enforceable written Contract. Each Target Company is in compliance with and have not breached any of the applicable Contracts relating to licensed Company Software, and the other party is in compliance, in all material respects, with and has not breached any such Contract. Each Target Company is in compliance, in all material respects, with all Open License Terms applicable to the Open Source Software that is embedded in or linked to any Company Software.

Section 3.18 Employee Benefits.

(a) Section 3.18(a) of the Disclosure Schedule sets forth a true and complete list of all Benefit Plans. The Company has made available to Purchaser, with respect to each Benefit Plan identified in Section 3.18(a) of the Disclosure Schedule (to the extent applicable to such Benefit Plan) copies of (i) the current plan document (including all amendments thereto) or, if such Benefit Plan is not in writing, a written description of the material terms of such Benefit Plan; (ii) each trust, insurance, annuity or other funding contract related thereto, in each case, as currently in effect, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the three (3) most recent annual reports filed on Form 5500 with respect to such Benefit Plan; (v) the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Benefit Plan; (vi) the most recent determination, opinion or advisory letter issued by the IRS with respect to such Benefit Plan and (vii) all material, non-routine, written communications relating thereto during the past three (3) years to or from any Governmental Authority.

(b) Each Benefit Plan (and any related trust or other funding vehicle) has been established, maintained, operated and administered in all material respects in accordance with its terms and in compliance with all applicable Laws. Except as would not reasonably be expected to result in a material liability to the Target Companies taken as a whole: (i) all contributions, premiums and other payments required to have been paid by the Target Companies to (or with respect to) any Benefit Plan prior to the date of this Agreement have been timely paid in accordance with the terms of such Benefit Plan and applicable Law; and (ii) none of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any other Person (A) has engaged in a nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan, or (B) breached any fiduciary duty imposed upon it by ERISA with respect to any Benefit Plan.

(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS or utilizes a prototype, volume submitter or other pre-approved plan document that is the subject of a favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype, volume submitter or other pre-approved plan. To the Company’s Knowledge, there has been no Occurrence that would reasonably be expected to cause the loss of qualification of any such Benefit Plan.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(d) Each Benefit Plan that provides deferred compensation subject to Section 409A of the Code has complied in all material respects with the requirements of Section 409A of the Code and the guidance issued thereunder, to the extent such requirements are applicable thereto. No Tax penalties or additional Taxes have been imposed or would be reasonably expected to be imposed on any Relevant Service Provider, and no acceleration of Taxes has occurred or would be reasonably expected to occur with respect to any Relevant Service Provider, in each case as a result of a failure to comply with Section 409A of the Code with respect to any Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code.

(e) No Target Company has any obligation to indemnify or reimburse any individual for any additional Taxes or interest imposed on such individual pursuant to Section 409A of the Code or Section 4999 of the Code.

(f) No amount that will be received (whether in cash or property or vesting of property), or benefit provided to, any Relevant Service Provider as a result of the execution of this Agreement or the consummation of the Transactions that could not be deductible by the Company or the Company Subsidiary by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(g) No Benefit Plan is, and no Target Company or any ERISA Affiliates sponsor, maintain, contribute to, or have any material liability with respect to: (i) an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) a “multiple employer plan” (as defined in Section 413(c) of the Code); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iv) a Multiemployer Plan.

(h) None of the Benefit Plans provides life insurance or medical benefits to any current or former employee of the Target Companies after his or her termination of employment or service, other than (i) as required by Law, including Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA, and similar state Law, (ii) coverage through the end of the month of termination of employment or service, and (iii) conversion rights at the sole expense of the converting individual.

(i) There are no claims or Proceedings (other than routine claims for benefits, appeals of such claims and domestic relations order Proceedings) pending or, to the Company’s Knowledge, threatened with respect to (or against the assets of) any Benefit Plan. To the Company’s Knowledge, no Benefit Plan has during the last three (3) years been the subject of an examination or audit by any Governmental Authority.

(j) Except as required by Law or the terms of this Agreement, the execution of this Agreement by the Company and the consummation of the Transactions (either alone or in conjunction with another event) will not: (i) accelerate the time of payment or vesting of, or trigger any funding of benefits under any Benefit Plan, due to any employee, officer, former employee or former officer of the Target Companies, or any other current or former individual service provider to the Company (each, a “Relevant Service Provider”); (ii) entitle any Relevant Service Provider to any payment, compensation or benefit, or material increase in compensation or benefits under any Benefit Plan or otherwise; or (iii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or the Company Subsidiary, as applicable to amend or terminate any Benefit Plan.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 3.19 Employees.

(a) Except as set forth on Section 3.19(a) of the Disclosure Schedule, neither of the Target Companies are bound by any agreement with any employee, officer, manager or director providing more than $200,000 in annual cash compensation. There are no pending or, to the Company’s Knowledge, threatened labor or employment Proceedings against either of the Target Companies, including, but not limited to, any claims under any worker’s compensation policy or long-term disability policy (excluding any routine application for benefits) or alleging unlawful harassment, employment discrimination, retaliation, whistleblowing, unfair labor practices, unpaid wages, unlawful wage or immigration practices, wrongful termination, unlawful denials of leaves of absence, misclassification of independent contractors, or unlawful tax withholding practices regarding the Target Companies under applicable Law.

(b) The Target Companies are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages (including, but not limited to, classification under the FLSA and other applicable state and local Laws), hours, vacation, paid time off, overtime compensation, child labor, hiring, promotion and termination of employees, employee privacy, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence leased and temporary employees, and unemployment insurance. Neither Target Company has any material Liability with respect to the misclassification of Relevant Service Providers as independent contractors, or with respect to the misclassification of employees as exempt versus non-exempt. To the Company’s Knowledge, in the last two (2) years, no allegations of sexual harassment have been made against (i) any officer of the Company or the Company Subsidiary or (ii) any employee of the Company or the Company Subsidiary.

(c) Set forth in Section 3.19(c) of the Disclosure Schedule is a true, correct and complete list, of all currently employed employees of the Target Companies (collectively, the “Company Employees”), all individuals performing services and classified as independent contractors of the Target Companies, and all leased employees (as defined in Code Section 414(n)) of the Target Companies, as of the date hereof, including each such Person’s name, job title or function and job location, credited service date, full- or part-time status, exempt or non-exempt status under the Fair Labor Standards Act (the “FLSA”), as well as a true, correct and complete listing of his or her current and prior calendar year salary or wage payable by the applicable Target Company, the amount of all incentive compensation paid or payable to such Person for the current and prior calendar year, the amount of accrued but unused vacation time and/or paid time off, each as of the date hereof, and whether any Company Employee is on an employer-sponsored non-immigrant visa and if so, the type and expiration date. True and correct copies of all written employment agreements between any Target Company and Company Employees (other than those employed “at-will”), and all active written Contracts with independent contractors have been made available to Purchaser. Except as identified on Section 3.19(c) of the Disclosure Schedule, the Company has not paid in the prior or current calendar year or promised to pay any bonuses, commissions or incentives to any Company Employee, including any officer, manager or director.

(d) There is not presently any pending or, to the Company’s Knowledge, threatened in writing, and there has not been during the past three (3) years: (i) a strike, slowdown, picketing, work stoppage, lockout or employee grievance process affecting any Target Company, (ii) a Proceeding against or affecting any Target Company relating to the alleged material violation of any material Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority, (iii) union organizational activity or other material labor or employment dispute against or affecting any Target Company, or (iv) an application for certification of a collective bargaining agent with respect to the Company Employees.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(e) Section 3.19(e) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of each separate written employment, consulting, severance, retention, indemnification, termination or change-of-control Contract between either Target Company and any individual employee, officer, or director, (collectively, the “Existing Employment Agreements”).

(f) To the Company’s Knowledge, no officer or Company Employee at the level of manager or higher, and no independent contractor or leased employee whose departure would materially disrupt the operations of the Company has disclosed any plans to terminate his or her employment or relationship with the Company.

(g) The Company or the Company Subsidiary, as applicable, has paid or made provisions for payment of all salaries, wages, social security contributions accrued overtime, vacation and/or holiday pay, which are payable by the Company or the Company Subsidiary, as applicable, to any Company Employees, independent contractors and leased employees, accrued through the Closing Date and, to the Company’s Knowledge, neither Target Company is engaged in any unfair labor practices.

(h) Neither Target Company is a party to a labor, union or collective bargaining agreement or other similar agreement, and no union or labor organization has been certified or recognized as the representative of any Company Employees, or to the Company’s Knowledge, is seeking such certification or recognition or is attempting to organize any Company Employees. To the Company’s Knowledge, no petition has been filed nor has any proceeding been instituted by any Company Employee or group of Company Employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement. To the Company’s Knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Company Employees.

(i) Neither Target Company has received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Law to conduct an investigation with respect to or relating to employees compliance with or an alleged violation or breach of any policy of either Target Company or practice or Law applicable thereto and, to the Company’s Knowledge, no such investigation is in progress.

(j) During the past twelve (12) months, neither Target Company has effectuated: (i) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of a Target Company; or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of a Target Company.

(k) The Company maintains a valid U.S. Citizenship and Immigration Services Form I-9 (Employment Eligibility Verification) for each Company Employee located in the United States.

(l) The Target Companies have effectuated any required COVID-19 safety policies and protocols in material compliance with all applicable COVID-19 Measures. No Target Company has received any written complaints from any Relevant Service Provider regarding any failure of the Company to comply with applicable COVID-19 Measures regarding worker safety.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 3.20 Related Parties Transactions. Except as set forth in Section 3.20 of the Disclosure Schedule, (a) no Target Company has entered into any Contracts or other business relationships with any Related Party (each, a “Related Party Agreement”) other than Governing Documents, normal employment arrangements and Benefit Plans; and (b) no Target Company is owed or owes any amount from or to any Related Party (except pursuant to the Governing Documents of the Company, employee compensation and other ordinary incidents of employment).

Section 3.21 Brokers. Except for Robert W. Baird & Co. Incorporated, no Target Company has engaged any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser or any Target Company in connection with the Transactions.

Section 3.22 Customers and Suppliers. Section 3.22 of the Disclosure Schedule lists: (a) the ten (10) largest customers of the Target Companies, measured by the aggregate revenues attributable to each during the (i) six (6) month period preceding the date hereof and (ii) twelve (12) month period preceding December 31, 2021 (the “Material Customers”), and (b) the ten (10) largest suppliers and vendors of the Target Companies, measured by the aggregate expenditures attributable to each during the (i) six (6) month period preceding the date hereof and (ii) twelve (12) month period preceding December 31, 2021 (the “Material Suppliers”). Except as set forth on Section 3.22 of the Disclosure Schedule, no Material Customer or Material Supplier (x) has terminated or materially reduced the amount of business transacted with the Target Companies from that which has been conducted with the Target Companies since January 1, 2021 or (y) provided notice to a Target Company of its intention to do any of the foregoing in clause (x).

Section 3.23 Accounts Receivable; Accounts Payable.

(a) The accounts receivable of each Target Company reflected on the Interim Company Financial Statements and the accounts receivable that have arisen after the Reference Balance Sheet Date (i) have arisen from bona fide transactions entered into by the Company or the Company Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (ii) constitute only valid, undisputed claims of the Company or the Company Subsidiary not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Company Financial Statements or, with respect to accounts receivable arising after the Reference Balance Sheet Date, on the accounting records of each Target Company have been determined in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

(b) Neither Target Company is materially delinquent in its payment of any accounts payable or accrued liability as of the date hereof, and no such accounts payable or accrued liabilities have been deferred (regardless of whether such Target Company and such third party have agreed to such deferral).

Section 3.24 Inventory. Except as otherwise adequately reserved for in the Interim Company Financial Statements in accordance with GAAP (i) all inventory of the Target Companies (including all raw materials, works-in-process or finished goods related thereto) consists of items of good, usable and merchantable quality and none of such inventory is damaged in any material respect or obsolete and (ii) the quantities of each item of such inventory are not excessive in any material respect, but are reasonable in the present and projected circumstances of the operation of the business of the Target Companies. All such inventory not written off in the Interim Company Financial Statements has been valued in accordance with GAAP consistently applied. Since the Reference Balance Sheet Date, the inventory of the Target Companies has been replenished in a normal and customary manner consistent with past practice.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 3.25 Customer Warranties; Product Liability.

(a) All products manufactured, sold or delivered by a Target Company with respect to which such Target Company’s standard warranty or warranties have not yet expired were sold in conformity with such warranties in all material respects and such Target Company does not have any material Liability for replacement thereof other than in the ordinary course of business. Except as described in Section 3.25(a) of the Disclosure Schedule, no material claims have been made under the customer warranties or guarantees of either Target Company and, to the Company’s Knowledge, no basis exists for such a claim. Neither Target Company has modified or expanded its warranty obligation to any customer beyond that set forth in its standard warranties.

(b) Except as disclosed in Section 3.25(b) of the Disclosure Schedule, there are not and there have not been any material disputes or controversies involving any customer, distributor, supplier or any other Person regarding the quality, merchantability or safety of or defect in, or involving a claim of breach of warranty which has not been fully resolved with respect to, or involving a claim for product liability damages directly or indirectly caused by, any product purchased, manufactured or sold by either Target Company. None of the products sold by either Target Company since the Lookback Date has been the subject of any replacement, retrofit, modification or recall campaign by either Target Company or (voluntary or otherwise), and to the Company’s Knowledge, there is no reasonable basis for any replacement, retrofit, modification or recall campaign relating to such products.

Section 3.26 PPP Loan. On or about January 24, 2022, the PPP Loan was forgiven in full by the PPP Lender and the U.S. Small Business Administration in accordance with the terms of the PPP Loan, CARES Act, and all other applicable Laws.

Section 3.27 CARES Act. Except for the PPP Loan, neither Target Company has directly or indirectly, sought, pursued, applied for, claimed, obtained, received, accepted or otherwise availed itself of any loan, grant, funding, tax benefit or other benefit, relief or assistance under (a) the CARES Act, (b) any government program established or expanded thereunder, related thereto or funded thereby or (c) any other legislation enacted, any rule or regulation promulgated, or any other program established or expanded, by any Governmental Authority in connection with, or in response to, COVID-19 or designed to provide economic or other benefit, relief or assistance to Persons in connection therewith or in relation thereto (including (i) the U.S. Small Business Administration’s Economic Injury Disaster Loan program, and (ii) any program or facility established or expanded by the United States Federal Reserve in response to COVID-19, including the Main Street Lending Program, the Main Street New Loan Facility, the Main Street Priority Loan Facility, the Main Street Expanded Loan Facility, the Primary Market Corporate Credit Facility and the Secondary Market Corporate Credit Facility). Each Target Company has complied in all material respects with all applicable COVID-19 Measures.

Section 3.28 Bank Accounts; Powers of Attorney. Section 3.28 of the Disclosure Schedule sets forth a (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which each Target Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship (collectively, the “Bank Accounts”), (b) a true and complete list and description of each such Bank Account, indicating in each case the account number and the names of the respective Persons having signatory power with respect thereto and (c) a true and complete list of the names of all Persons holding general or special powers of attorney from the Company or the Company Subsidiary and a summary of the terms thereof.

Section 3.29 Solvency. No insolvency proceeding of any character, including, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting either Target Company or any of its assets or properties is pending or, to the Company’s Knowledge, threatened. Neither Target Company has taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. No obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of either Target Company or any of its respective Affiliates.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub hereby, jointly and severally, make as of the date hereof the representations and warranties to the Company that are set forth in this Article IV.

Section 4.1 Organization, Existence and Good Standing. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of its formation. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and Merger Sub has qualified as a foreign limited liability company, and is in good standing, under the Laws of all jurisdictions where the nature of its respective businesses or the nature or location of its respective assets requires such qualification and where the failure to so qualify would have a material adverse effect on the business, operations (including results of operations), assets, liabilities, or financial condition of Purchaser or Merger Sub or on the ability of the Parties to consummate the Transactions.

Section 4.2 Power and Authority. Each of Purchaser and Merger Sub has full limited liability company power and authority to enter into and perform this Agreement and all the other Transaction Documents to be executed or delivered by such Party in connection with the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the Transactions have been duly and validly approved by the board of directors of Purchaser and the board of directors of Merger Sub. Purchaser has approved, as the sole member of Merger Sub, effective upon the execution of this Agreement, the execution by Merger Sub of this Agreement and the other Transaction Documents to which Merger Sub is a party and the consummation by Merger Sub of the Transactions.

Section 4.3 Enforceability. This Agreement has been duly authorized, executed and delivered by duly authorized officers or other signatories of Purchaser and Merger Sub and, assuming due execution and delivery by the other Parties, constitutes a valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms, except to the extent enforcement may be affected by Enforceability Exceptions. At the Closing, the Transaction Documents to be executed and delivered by Purchaser and Merger Sub in connection with Closing will be duly executed and delivered by duly authorized officers of Purchaser and Merger Sub and will constitute valid and binding obligations of Purchaser and Merger Sub, enforceable in accordance with their terms, except to the extent enforcement may be affected by Enforceability Exceptions.

Section 4.4 Consents; Non-contravention. Except for the filing of a notification and report form under the HSR Act and any other applicable Antitrust Laws and the expiration or termination of the applicable waiting periods thereunder, neither Purchaser nor Merger Sub is required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Governmental Authority in connection with its execution and delivery of this Agreement and the other Transaction Documents or the consummation by it of the Transactions. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser or Merger Sub, nor the consummation by it of the Transactions: (a) will violate any provision of the Governing Documents of Purchaser or Merger Sub, in any material respects, (b) will conflict with, result in a material breach of, or constitute a material default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any Contract to which Purchaser or Merger Sub is a party, subject or otherwise bound, except in each case where such conflict, breach, default or event would not be material to Purchaser’s or Merger Sub’s ability to consummate the Transactions or to perform their respective obligations under this Agreement and the other Transaction Documents, or (c) will violate any material Law or material Order to which Purchaser or Merger Sub or any of Purchaser’s or Merger Sub’s assets or businesses is subject or otherwise bound.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 4.5 Brokers. None of Purchaser, Merger Sub, or any of their respective Affiliates has engaged any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with the Transactions or introducing the Parties to each other.

Section 4.6 Investment Representation. Purchaser is acquiring, upon the Effective Time in connection with the cancellation of the Units, the Equity Interests of the Surviving Company for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such Equity Interests in violation of federal or state securities Laws. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the United States Securities Act of 1933 (the “Securities Act”). Each of Purchaser and Merger Sub understands that the Units have not been registered under the Securities Act or any state securities Laws and are being surrendered for cancellation, in part, in reliance on the foregoing representations and warranties.

Section 4.7 Litigation. There are no claims or Proceedings pending, or to Purchaser’s knowledge, threatened against Purchaser that, individually or in the aggregate, would reasonably be expected to impair, delay or prevent consummation of the Transactions. Purchaser is not subject to any unsatisfied Order(s) that, individually or in the aggregate, would reasonably be expected to materially impair, delay or prevent the consummation of Transactions.

Section 4.8 Availability of Funds. As of the Closing Date, Purchaser will have sufficient cash in immediately available funds to enable Purchaser to timely perform its obligations hereunder, including to pay in full: (a) all amounts payable by Purchaser under Section 2.5(c); and (b) all fees, costs and expenses payable by Purchaser in connection with this Agreement and the consummation of the Transactions.

ARTICLE V

COVENANTS

Section 5.1 Reasonable Access. During the period between the date of this Agreement and the earlier to occur of Closing or the valid termination of this Agreement pursuant to Article IX (the “Pre-Closing Period”), the Company shall, and shall cause the Company Subsidiary to, give to Purchaser and its Representatives reasonable access during normal business hours to (a) all the properties, books, Contracts, documents, insurance policies, records and senior management of or with respect to the Target Companies and (b) such other information concerning the business, properties and personnel of any Target Company as Purchaser or its Representatives may reasonably request; provided that the foregoing access shall not interfere with the business operations of any Target Company, or require any Target Company to provide any such access or furnish any such information to the extent prohibited by applicable Law or that could jeopardize any applicable attorney-client privilege or similar privilege.

Section 5.2 Third-Party Consents. During the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiary to, use its commercially reasonable efforts, and Purchaser shall reasonably cooperate with the Target Companies, to obtain any third-party consents and to provide any third-party notices, in form and substance reasonably acceptable to Purchaser, that are required to be obtained or provided in connection with the consummation of the Transactions under or with respect to the Contracts, Leases, Permits and other instruments enumerated in Section 5.2 of the Disclosure Schedule (“Material Consents”); provided, however, that no Target Company shall be required to make, or obligate itself to make, any payment to any third-party in order to obtain any Material Consent.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5.3 Operation of the Business. Except as required or permitted by this Agreement, required by Law, or with the prior written consent of Purchaser (which such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiary to, (a) carry on the business of the Target Companies in the ordinary course of business in all material respects, (b) use commercially reasonable efforts to preserve intact the Target Companies’ present business, organization, assets and operations and maintain its relations and goodwill with the suppliers, customers, employees, and others having a business relationship with the Target Companies; and (c) not undertake any action, which, if taken during the period between the Reference Balance Sheet Date and the date of this Agreement, would have been required to be set forth on Section 3.8(c) or Section 3.9 of the Disclosure Schedule.

Section 5.4 Exclusivity. During the Pre-Closing Period, the Company shall not, and shall cause each of the Company Subsidiary and their respective Affiliates and Representatives not to, directly or indirectly, solicit, initiate, or engage in discussions with, enter into any agreement or negotiations with, or furnish any non-public information concerning the Target Companies to, any Person (other than Purchaser, Merger Sub, and their respective Affiliates and agents) concerning, that relates to or that would reasonably be expected to lead to any Acquisition Proposal; provided, however, that Purchaser acknowledges that, before the date hereof, the Target Companies and their respective Affiliates and their respective Representatives have provided information relating to the Target Companies and have afforded access to, and engaged in discussions with, other Persons in connection with Acquisition Proposals and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Proposal without any breach by the Company of this Section 5.4. The Company shall not, and shall cause each of the Company Subsidiary and their respective Affiliates and Representatives not to, assist any third party in preparing or soliciting an offer relating in any way to an Acquisition Proposal (in each case other than with respect to the transactions contemplated by this Agreement). The Company shall, and shall cause each of the Company Subsidiary and their respective Affiliates and Representatives to, promptly following the date hereof, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Acquisition Proposal. In the event that the Company or the Company Subsidiary receives any written inquiry, proposal or offer from any third party concerning an Acquisition Proposal following the date hereof, the Company shall promptly notify Purchaser in writing of the receipt of any such correspondence.

Section 5.5 Confidentiality Agreement. Each of Purchaser and the Company agrees to be bound by and comply with the terms and provisions of that certain letter agreement dated as of March 11, 2022 by and between Vista Outdoor Inc. and Robert W. Baird & Co. Incorporated, as agent for the Company (the “Confidentiality Agreement”), as if each of Purchaser and the Company were an original party to such agreement. The Confidentiality Agreement is hereby incorporated in this Agreement by reference and made a part of this Agreement and will survive the execution of this Agreement notwithstanding the terms thereof. If a conflict arises between the provisions of this Agreement and the provisions of the Confidentiality Agreement, then the provisions of the Confidentiality Agreement will control. This Section 5.5 will terminate upon the Closing or, if this Agreement is validly terminated pursuant to Article IX, then the Confidentiality Agreement shall continue in full force and effect.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5.6 Officers’, Managers’, and Directors’ Liability.

(a) Without limiting any additional rights that any Person may have under the Governing Documents as in effect on the date of this Agreement, from the Effective Time through the sixth (6th) anniversary of the Closing Date, Purchaser shall cause the Target Companies to indemnify and hold harmless each current (as of immediately prior to the Effective Time) and each former director, manager, officer, employee or agent of any Target Company (each, a “D&O Indemnified Person”) from and against any and all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Person in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Person is or was a director, manager, officer, employee or agent of any Target Company at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable Law. In the event of any such Proceeding, each such D&O Indemnified Person will be entitled to advancement of expenses incurred in the defense of such Proceeding from Purchaser and the Surviving Company to the fullest extent permitted by Law; provided, that if it is finally determined that such D&O Indemnified Person is not entitled to the indemnification provided by this Section 5.6, then such D&O Indemnified Person shall promptly reimburse Purchaser and the Company for any such reimbursed or advanced expenses.

(b) Contemporaneously with the Closing, the Company shall purchase (at the Company’s expense) a six (6) year “tail” policy, providing, effective as of the Closing and for a period of six (6) years thereafter, those Persons who are covered by the Target Companies’ officers’ and directors’ liability insurance policies as of the Closing, on terms no less favorable in terms of coverage and amount than the officers’ and directors’ liability insurance currently maintained in effect by such Target Company (the “D&O Tail Policy”).

(c) For a period of six (6) years after the Closing Date, Purchaser shall cause the Target Companies to maintain on terms no less favorable than the current terms, and to honor in accordance with such terms, the provisions of the Governing Documents of the Target Companies as in effect on the date of this Agreement with respect to exculpation and indemnification of D&O Indemnified Persons (including provisions relating to contributions, advancement of expenses and the like), it being the intent of the Parties that the D&O Indemnified Persons will continue to be entitled to such exculpation, indemnification, and advancement of expense to the fullest extent of the Law.

(d) The provisions of this Section 5.6 are (i) intended to be for the benefit of, and will be enforceable by, each Person entitled to indemnification under this Section 5.6, and each such Person’s heirs, legatees, representatives, successors, and assigns (and the Parties expressly agree that such Persons will be third-party beneficiaries of this Section 5.6), (ii) will (and proper provision will be made to ensure that such obligations) survive the consummation of a transaction involving the merger, consolidation, sale of substantially all the assets, or other reorganization of Purchaser, the Surviving Company, any other Target Company, or any of their respective successors or permitted assigns, and continue in full force and effect and binding against the survivor of any such transaction or successor to any such Person, and (iii) in addition to, and not in substitution for, any other rights to indemnification or insurance coverage that any such Person may have by Contract or otherwise.

Section 5.7 Labor Matters.

(a) Effective as of the Closing Date and for a period of at least twelve (12) months thereafter (or, if earlier, until termination of the applicable Company Employee’s employment), Purchaser shall cause the Target Companies to provide to each individual who is an active Company Employee immediately prior to the Closing and who remains an active Company Employee following the Closing (each, a “Continuing Employee”) with (i) an annual base salary and cash-based bonus opportunity that are substantially comparable in the aggregate than such compensation items that each Continuing Employee was eligible to receive from the Company as of immediately prior to the Closing (other than any retention, sale bonus, change in control or other similar special or non-recurring compensation) and (ii) employee benefits (other than any severance benefits, retiree or post-termination health or welfare benefits, defined

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

benefit pension benefits, incentive equity, equity-based, retention, sale bonus, change in control or other similar special or non-recurring compensation) that are substantially comparable in the aggregate to the employee benefits that such Continuing Employee was entitled or eligible to receive immediately prior to the Closing Date (and immediately prior to the termination of any Benefit Plans pursuant to Section 5.7(d) and Section 5.7(e)).

(b) Effective as of, and following, the Closing, Purchaser shall, and shall cause the Target Companies to, use commercially reasonable efforts to cause each Continuing Employee’s length of service with a Target Company prior to the Closing Date to be taken into account, to the extent practicable, for all purposes (including eligibility, vesting and benefit accrual) under each employee benefit plan, program, policy and arrangement of Purchaser (each, a “Purchaser Plan”) provided, however, that such service need not be taken into account to the extent it would result in duplication of benefits or was not taken into account for such purposes immediately prior to the Closing Date under the corresponding Benefit Plan.

(c) Purchaser and its Subsidiaries and Affiliates (including, after the Closing, the Surviving Company and its Subsidiaries) shall use commercially reasonable efforts with respect to each Purchaser Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations regarding the Company Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the corresponding Benefit Plan, and (ii) to recognize for each Company Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Purchaser Plan any deductible, co-payment and out-of-pocket expenses paid by such Company Employee and his or her spouse, domestic partner and dependents under the corresponding Benefit Plan during the plan year of such Benefit Plan in which occurs the later of the Closing Date and the date on which such Company Employee begins participating in such Purchaser Plan.

(d) If requested by Purchaser in writing at least ten (10) Business Days prior to the Closing Date, the Company shall take commercially reasonable actions (including the adoption of resolutions) to terminate the Company’s qualified retirement plan (the “Company 401(k) Plan”), effective as of no later than the day before the Closing Date. The Company shall provide draft copies of such resolutions to Purchaser for review and comment at least three (3) days prior to adoption thereof. If the Company 401(k) Plan is terminated pursuant to this Section 5.7(d), then Purchaser shall, or shall cause one of its Subsidiaries or Affiliates to, cause a Purchaser Plan that is qualified under Section 401(a) and 401(k) of the Code to accept direct rollovers (as defined in Section 401(a)(31) of the Code) for Continuing Employees with respect to any eligible rollover distributions (as defined in Section 402(c)(4) of the Code) made to or with respect to such individuals from the Company 401(k) Plan on or after the Closing Date.

(e) If requested by Purchaser in writing at least ten (10) Business Days prior to the Closing Date, the Company shall take commercially reasonable actions (including the adoption of resolutions) to terminate each Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA, effective as of the Closing Date or as soon as administratively practicable thereafter, subject to a reasonable runout period during which covered individuals can submit claims with regard to services provided or claims incurred prior to such termination. The Company shall provide draft copies of such resolutions to Purchaser for review and comment at least three (3) days prior to adoption thereof.

(f) Nothing in this Section 5.7 or otherwise this Agreement, whether expressed or implied (i) is intended to, or shall be construed to, confer upon any Continuing Employee or any other Person any rights or remedies hereunder, including the right to continued employment, or (ii) shall establish, amend or be deemed to establish or amend any Purchaser Plan or shall limit the rights of Purchaser, any Subsidiary or Affiliate of Purchaser, or the Target Companies to establish, amend or terminate any Purchaser Plan or any of their respective other benefit plans, programs, policies or arrangements, whether before or after Closing.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5.8 Independent Investigation. Each of Purchaser and Merger Sub acknowledges, covenants and agrees that: (a) it and its Representatives and Affiliates have undertaken their own independent investigation, examination, analysis and verification of the Target Companies and the business, assets, liabilities, customers, suppliers, officers, employees, personnel, Contracts, condition (financial and otherwise), cash flow, operations and prospects of the Target Companies, including Purchaser’s own estimate of the value of the business of the Target Companies, (b) it has had the opportunity to visit with the Target Companies and meet with their respective Representatives and Affiliates to discuss the business and the assets, liabilities, customers, suppliers, officers, employees, personnel, Contracts, condition (financial and otherwise), cash flow, operations and prospects of the Target Companies, (c) all materials and information requested by Purchaser or Merger Sub have been provided to Purchaser or Merger Sub to Purchaser’s and Merger Sub’s satisfaction, and (d) it has undertaken such due diligence (including a review of the assets, liabilities, books, records and Contracts of the Target Companies) as Purchaser or Merger Sub deems adequate, including that described above. In connection with such investigation, each of Purchaser, Merger Sub and their respective representatives and Affiliates have received from or on behalf the Company and its Affiliates certain estimates, budgets, forecasts, plans, projections and statements (“Forward-Looking Statements”), and each of Purchaser and Merger Sub acknowledges that (i) there are uncertainties inherent in making Forward-Looking Statements and (ii) it is familiar with such uncertainties and it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its representatives (including the reasonableness of the assumptions underlying any Forward-Looking Statements where such assumptions are explicitly disclosed).

Section 5.9 Governmental Filings.

(a) On the terms and subject to the conditions set forth in this Agreement, during the Pre-Closing Period, each of Purchaser, Merger Sub and the Company will use its reasonable best efforts to (i) make promptly any required submissions and filings under applicable Antitrust Laws with respect to the Transactions, (ii) promptly furnish information required in connection with such submissions and filing under such Antitrust Laws, (iii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any Proceeding under Antitrust Laws, and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions, and (iv) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable under applicable Antitrust Laws to consummate the Transactions as soon as practicable; provided, that, materials provided to the other party pursuant to this Section 5.9 may be redacted (i) as necessary to comply with contractual arrangements, (ii) to address privilege or confidentiality concerns, or (iii) to remove references concerning the valuation of the Company; provided further, that, any provision of materials, information, rights to participate, or consultations between the Parties pursuant to the this Section 5.9 may be made on an outside antitrust counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) In furtherance and not in limitation of the foregoing, during the Pre-Closing Period, each of Purchaser, Merger Sub and the Company: (i) will, or will cause their respective Affiliates or representatives to, as promptly as practicable after the date of this Agreement and in no event more than five (5) Business Days after the date of this Agreement, make any filings required by it, or its Affiliates, under the HSR Act with respect to the Transactions, (ii) will make any other applicable filings pursuant to the Antitrust Laws as soon as reasonably possible; (iii) will, or will cause their respective Affiliates or representatives to, supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and make all subsequent filings and submissions required under the HSR Act; (iv) will provide to the other Party’s counsel such information as each may reasonably request, and as may be appropriate under Antitrust Laws relative to its business, assets and property as required of each to file any additional information requested by Governmental Authorities under Antitrust Laws; (v) will promptly notify the other Parties of any material or substantive communication made to or received by either Purchaser or the Company, as the case may be, from any Governmental Authority with respect to the Transactions, and, subject to applicable Law, if practicable, permit the other Parties to review in advance any proposed material or substantive written communication to any such Governmental Authority and consider incorporating into such communication the other Parties’ reasonable comments in good faith, and (vi) not participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry regarding this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend, and furnishes the other Parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective managers, directors, officers, employees, Affiliates, equityholders, agents or representatives, on one hand, and any such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions. Purchaser will pay all filing fees under the HSR Act and all other Antitrust Laws with respect to the Transactions.

(c) In furtherance and not in limitation of the foregoing, (i) neither the Company nor Purchaser will, and each will cause their respective Affiliates not to, extend any waiting period or comparable period under the HSR Act or other Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed).

(d) None of the parties hereto shall, or shall permit its respective Affiliates to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to obtain the expiration or termination of the waiting period under the HSR Act or any other Antitrust Laws applicable to the Transactions.

(e) Nothing in this Section 5.9 or otherwise in this Agreement shall require (i) Purchaser to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Purchaser or its Affiliates of the Company, the ownership or operation by Purchaser, its Affiliates or the Target Companies of any portion of their respective businesses or assets, or compel Purchaser, its Affiliates or the Target Companies to dispose of, divest, hold separate or license any portion of their respective businesses, assets or Intellectual Property rights, respectively, in each case as a result of the transactions contemplated by this Agreement, (ii) the Company to take or commit to take any action or agree to any condition or restriction in connection with obtaining the expiration or termination of the waiting period under the HSR Act or any other approval, authorization or consent under any other Antitrust Law, unless such action, condition or restriction is conditioned upon the occurrence of Closing, or (iii) any party to this Agreement to respond to any “second request” or similar request for additional information or documentary material from any Governmental Authority pursuant to the HSR Act or any other Governmental Authority relating to any applicable foreign filings, or to otherwise engage in any litigation with respect to the filings contemplated by this Section 5.9.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5.10 Pre-Closing Covenants. Subject to the terms hereof, during the Pre-Closing Period, each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions as soon as practicable.

Section 5.11 Inspection of Records. Purchaser shall cause the Target Companies to make their respective books and records (including work papers in the possession of its accountants) available for inspection (and permit extracts or copies thereof to be made) by the Equityholder Representative, any Equityholder or by its Representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7)-year period from and after the Closing Date, with respect to all transactions of the Target Companies occurring prior to or relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Target Companies related to periods occurring prior to the Closing, in each case, at the Equityholders sole cost and expense.

Section 5.12 RWI Policy. The Target Companies shall use commercially reasonable efforts to cooperate with Purchaser in connection with Purchaser’s procurement of a buyer-side representation and warranty insurance policy (collectively, the “RWI Policy”), including responding to reasonable requests for information from the underwriter necessary to obtain the RWI Policy and, no later than ten (10) Business Days following the Closing, the Equityholder Representative shall or shall cause the applicable Representative of the Company to deliver to Purchaser three (3) digital USB copies of all contents of the Data Room (or such other electronic method as agreed by Purchaser and Representative), as of the end of the day that is one (1) day immediately preceding the Closing Date (which shall include, for the avoidance of doubt, all contents that were located in, or uploaded to, Data Room at any time prior to the Closing). The premium payable to the underwriters in respect of the RWI Policy, and all other expenses, fees, costs or deductibles associated therewith, shall be borne by Purchaser. Purchaser shall cause the RWI Policy to expressly provide that the policy provider shall not have the right to, and will not, pursue any subrogation rights against any Equityholder, its Affiliates or any of its direct or indirect equity holders, as applicable, in connection with any claim made by Purchaser or any of its Affiliates thereunder, except in the case of Fraud. Purchaser agrees to not amend the RWI Policy following the Closing in a manner that would adversely affect the rights of the Equityholders or their respective Affiliates set forth herein without the prior written consent of Equityholder Representative.

Section 5.13 Contact with Business Relations. Purchaser acknowledges that it is not authorized to, and agrees that, during the Pre-Closing Period, it shall not, and shall cause its Affiliates and Representatives not to, contact any officer, director, manager, employee, customer, supplier, vendor, distributor, referral source, lessee, lessor, equityholder, lender, noteholder or other material business relation of any Target Company with respect to any Target Company, its businesses or the transactions contemplated by this Agreement, in each case, without receiving the prior written consent of the Company before each such contact; provided, however, that nothing in this Section 5.13 will prevent Purchaser or its Representatives from (a) any contact with any of the foregoing Persons in the ordinary course of business or (b) conducting customary market diligence, in each case of clauses (a) and (b), to the extent that neither Purchaser nor its Representatives disclose or discuss the Transactions.

Section 5.14 Further Assurances. From and after the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute such further documents, and perform such further acts, as may be reasonably necessary to comply with and carry out the terms of this Agreement and the other Transaction Documents and consummate the Transactions.

Section 5.15 Related Party Agreements. Except as set forth on Section 5.15 of the Disclosure Schedule, the Company shall cause each Related Party Agreement to be terminated (with such termination to be effective as of, or prior to the Closing) without any further Liability or obligation whatsoever on the part of Purchaser or any of its Affiliates (including, after the Closing, the Target Companies) including any Liability arising from such termination or settlement.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 5.16 Notification of Certain Matters. The Company shall give prompt written notice to Purchaser of (a) an Occurrence that (i) has rendered any representation or warranty of the Company contained in this Agreement, if made on or immediately following the date of such event, untrue or inaccurate and (ii) has resulted in a material Liability to the Target Companies, (b) an Occurrence that has had or is reasonably likely to have a Material Adverse Effect, and (c) any failure of either the Company or any of their respective Affiliates to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or under any agreement contemplated hereby or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Purchaser’s obligations hereunder, in each case, upon becoming aware of such Occurrence and the corresponding events, provided that the failure of the Company to provide prompt notice as required by this Section 5.16 will not, itself, result in the failure of the condition set forth in Section 6.2(b) unless the Occurrence for which the Company failed to provide such prompt notice would otherwise result in the failure of a condition set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c).

Section 5.17 Financing Cooperation.

(a) Purchaser may determine, in its sole discretion, to obtain debt financing to fund any portion of the Merger Consideration (the “Debt Financing”). Prior to the Closing, the Company shall use commercially reasonable efforts to, and shall cause the Company Subsidiary and its and their respective Representatives to, in each case at Purchaser’s sole expense, provide to Purchaser such cooperation reasonably requested by Purchaser that is reasonably necessary in arranging, obtaining and syndicating the Debt Financing, if any (provided that such requested cooperation is consistent with applicable Laws and does not unreasonably interfere with the operations of the Target Companies), including as promptly as reasonably practical, (i) furnishing Purchaser with such pertinent information regarding the Target Companies as may be reasonably requested by Purchaser for the completion of the Debt Financing, if any, (ii) customary authorization and representation letters, each to the extent required in connection with the Debt Financing, authorizing the distribution of information to prospective lenders, and (iii) timely delivering to Purchaser all available documentation and information as is reasonably requested in writing by Purchaser that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the requirements of 31 C.F.R. §1010.230. The Company hereby consents, on behalf of itself and the Company Subsidiary, to the use of the logos of the Target Companies in connection with the Debt Financing, if any; provided that such logos are used solely in a manner that is not intended to, nor is reasonably likely to, harm or disparage the Company’s or any of its Affiliates’ reputation or goodwill.

(b) Notwithstanding anything in this agreement to the contrary, nothing herein will (i) require any cooperation to the extent it would unreasonably interfere with the business or operations of the Target Companies or any of their respective Affiliates or Representatives; (ii) require any Target Company to waive or amend any terms of this Agreement; (iii) require the Target Companies or any of their respective Affiliates to pay or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of Purchaser; (iv) require the Target Companies or any of their respective Affiliates to take any action in violation of Law or Governing Documents; (v) require the Target Companies or their respective Affiliates or Representatives to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters; (vi) require any of the directors, managers or authorized officers of any Target Company in such capacity to execute, deliver or enter into or perform any definitive documentation pursuant to which the Debt Financing is obtained or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained unless such directors or authorized officers are continuing in such capacity after the Closing, in

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

each case prior to the Closing; (vii) require the Target Companies or any of their respective directors, managers, officers or employees to execute, deliver or enter into any definitive documentation pursuant to which the Debt Financing is obtained which is binding and effective that is not contingent upon the Closing; or (viii) require access to or disclosure of information in any manner which would jeopardize attorney-client privilege. None of the Target Companies or any of their respective Representatives will have any liability in connection with the Debt Financing (including under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing) that is not contingent upon the Closing or that would be effective prior to the Closing.

(c) All material, nonpublic information regarding the Target Companies provided to Purchaser or any of its Representatives pursuant to this Section 5.17 shall be kept confidential by such Person in accordance with the Confidentiality Agreement except for disclosure to potential investors as required in connection with the Debt Financing subject to customary confidentiality protections. Notwithstanding anything in this Agreement to the contrary, the Company shall be deemed to have complied with this Section 5.17 for all purposes of this Agreement (including Article VI) unless the Debt Financing has not been obtained primarily as a result of the Company’s willful and intentional breach of its obligations under this Section 5.17.

(d) Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that obtaining any Debt Financing is not a condition to Closing.

Section 5.18 OP Form 10. Prior to the Closing, the Company shall use commercially reasonable efforts to, and shall cause the Company Subsidiary and their respective Representatives to, in each case at Purchaser’s sole expense, provide to Purchaser such cooperation reasonably requested by Purchaser that is reasonably necessary in connection with the preparation, review and filing of the OP Form 10 (provided that such requested cooperation is consistent with applicable Laws and does not unreasonably interfere with the operations of the Target Companies), including as promptly as reasonably practical, furnishing Purchaser with such pertinent information regarding the Target Companies as may be reasonably requested by Purchaser in connection with the preparation, review and filing of the OP Form 10.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Company’s Obligations. The obligation of the Company to consummate the Transactions is subject to the fulfillment of the following conditions on or prior to the Closing Date:

(a) (i) The representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.5 shall be true and correct in all but de minimis respects on and as of the date hereof and as of the Closing Date as though made on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except, in each case, to the extent that any representation or warranty is limited by its terms to a specific date or a range of dates (in which case such representation or warranty need only be true and correct on the date or during the range of dates so specified), and (ii) all other representations and warranties of Purchaser set forth in Article IV shall be true and correct in all material respects (without giving effect to any materiality or material adverse effect or similar qualifications contained in such representations and warranties) on and as of the date hereof and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except, in each case, to the extent that any representation or warranty is limited by its terms to a specific date or a range of dates (in which case such representation or warranty need only be true and correct on the date or during the range of dates so specified), except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on Purchaser’s ability to consummate the Transactions;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) All covenants and agreements of Purchaser and Merger Sub to be performed hereunder through and including the Closing Date (including all covenants and agreements Purchaser or Merger Sub would be required to perform at the Closing if the transactions contemplated by this Agreement were consummated) shall have been fully performed or complied with in all respects;

(c) Each of Purchaser and Merger Sub shall have delivered a certificate of an authorized officer of Purchaser and the sole member of Merger Sub, respectively, dated as of the Closing Date, to the effect that the conditions specified in Section 6.1(a) and Section 6.1(b) have been satisfied; and

(d) Each of Purchaser and Merger Sub shall have delivered, or caused to be delivered, the documents and instruments required by Section 2.6(a).

Section 6.2 Conditions to Purchaser’s and Merger Sub’s Obligations. The obligation of Purchaser and Merger Sub to consummate the Transactions is subject to the fulfillment of the following conditions on or prior to the Closing Date:

(a) (i) The Fundamental Representations shall be true and correct in all but de minimis respects on and as of the date hereof and as of the Closing Date as though made on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except, in each case, to the extent that any representation or warranty is limited by its terms to a specific date or a range of dates (in which case such representation or warranty need only be true and correct on the date or during the range of dates so specified), and (ii) the representations and warranties of the Company set forth in Article III (other than the Fundamental Representations) shall be true and correct (without giving effect to any materiality or Material Adverse Effect or similar qualifications contained in such representations and warranties) on and as of the date hereof and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except, in each case, (A) to the extent that any representation or warranty is limited by its terms to a specific date or a range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified), or (B) where the failure of such representation or warranty to be true and correct has not had and would not be reasonably expected to have a Material Adverse Effect;

(b) All covenants and agreements of the Company to be performed hereunder through and including the Closing Date (including all covenants and that the Company would be required to perform at the Closing if the transactions contemplated by this Agreement were consummated) shall have been fully performed or complied with in all material respects;

(c) Since the date of this Agreement, there has not been any Occurrence which has had or would reasonably be expected to have a Material Adverse Effect;

(d) The Company shall have delivered a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied;

(e) The Company shall have delivered, or caused to be delivered, the documents and instruments required by Section 2.6(b); and

(f) All Restrictive Covenant Agreements shall be in full force and effect as of the Closing.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 6.3 Joint Conditions to the Parties’ Obligations. The obligations of the Parties to consummate the Transactions are subject to the fulfillment of all the following conditions on or prior to the Closing Date:

(a) No Law will have been enacted or promulgated by any Governmental Authority that prohibits the consummation of the Transactions;

(b) There will be no Order of a court of competent jurisdiction in effect precluding consummation of the Transactions; and

(c) All waiting periods (including any extensions thereof) set forth in the HSR Act will have expired or have been terminated.

ARTICLE VII

TAX MATTERS

Section 7.1 Preparation and Filing of Tax Returns.

(a) Pre-Closing Flow-Through Tax Returns.

(i) The Equityholder Representative (after the Closing), at the expense of the Equityholders, shall timely prepare or cause to be timely prepared, and the Equityholder designated for tax matters shall timely file or cause to be timely filed, all Flow-Through Tax Returns of the Company for any Pre-Closing Tax Period not yet filed as of the Closing Date with a Due Date after the Closing Date (each, a “Pre-Closing Flow-Through Tax Return”). In connection with any Pre-Closing Flow-Through Tax Returns to be prepared by the Equityholder Representative, Purchaser and the Surviving Company shall use commercially reasonable efforts to facilitate the Equityholder Representative’s utilization of the Surviving Company’s existing tax return preparation firm(s) (the “Accounting Firm”), including (i) providing reasonable access to the Surviving Company’s books and records and accounting staff and (ii) taking such reasonable steps as may be necessary to cause the Accounting Firm to take direction from the Equityholder Representative. Each Pre-Closing Flow-Through Tax Return shall be prepared in accordance with the past practice of the Company and the Company Subsidiary, unless otherwise required by Law, and in accordance with the provisions of this Agreement, and such Pre-Closing Flow-Through Tax Returns shall report the Transaction Deductions in a Pre-Closing Tax Period to the extent permitted by applicable Law on a “more likely than not” basis.

(ii) At least thirty (30) days prior to the Due Date of any such Pre-Closing Flow-Through Tax Return, the Equityholder Representative shall provide to Purchaser a substantially final draft of such Pre-Closing Flow-Through Tax Return for Purchaser’s review and consent. If Purchaser disputes any item on such Pre-Closing Flow-Through Tax Return, it shall notify the Equityholder Representative (by written notice within fifteen (15) days of receipt of such Pre-Closing Flow-Through Tax Return) of such disputed item (or items), the basis for its objection and the proposed revisions, and any dispute shall be resolved pursuant to the provisions of Section 7.1(a)(iii). If Purchaser does not object by written notice within such period, such Pre-Closing Flow-Through Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 7.1(a) and Purchaser, the Equityholder Representative and the Equityholder designated for tax matters shall cooperate in connection with the signing and timely filing of such Pre-Closing Flow-Through Tax Return as prepared by the Equityholder Representative.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(iii) Purchaser and the Equityholder Representative shall act in good faith to resolve any dispute prior to the Due Date of any Pre-Closing Flow-Through Tax Return, and if the parties agree on any such Pre-Closing Flow-Through Tax Return, then the parties shall file or cause to be filed the applicable Flow-Through Tax Return in such agreed-upon manner. If Purchaser and the Equityholder Representative cannot resolve any disputed item with respect to any such Pre-Closing Flow-Through Tax Return within a period of fifteen (15) days following the receipt of a written notice of such disputed item(s) pursuant to Section 7.1(a)(ii), the item in question shall be resolved by the Accountant Expert as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 7.1(a). The fees and expenses of the Accountant Expert shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Equityholder Representative. Notwithstanding anything to the contrary in this Agreement, in the event that the parties or, in the case of a dispute, the Accountant Expert, have not resolved a dispute by an applicable Due Date, the parties (other than the Equityholder Representative) shall file or cause to be filed, the applicable Flow-Through Tax Return in such manner as prepared by the Equityholder Representative pursuant to Section 7.1(a)(i), and the parties shall amend such Tax Returns to the extent necessary to conform to the parties’ final agreement or the Accountant Expert’s final determination, as the case may be.

(b) Purchaser Tax Returns. Purchaser shall prepare, or cause to be prepared, at Purchaser’s expense, all Tax Returns for each of the Company and the Company Subsidiary relating to any (i) Pre-Closing Tax Period, other than any Pre-Closing Flow-Through Tax Return, and (ii) Straddle Period.

Section 7.2 Transfer Taxes. Purchaser will be responsible for fifty percent (50%) of, and the Equityholders shall be responsible for fifty percent (50%) of, the Liability for all sales, use, transfer, real property transfer, documentary, recording, gains, equity transfer, and similar Taxes and fees, and any deficiency, interest, or penalty asserted with respect thereto (collectively, “Transfer Taxes”), arising out of or in connection with the Transactions. To the extent permitted by applicable Law, Purchaser will timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes.

Section 7.3 Cooperation. Subject to the provisions of this Article VII, Purchaser, the Target Companies and the Equityholder Representative will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Return and any Proceeding with respect to Taxes or Tax Returns of any Target Company. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 7.4 Tax Claims.

(a) Each Party shall promptly notify the other Party in writing upon becoming aware of any Tax Claim regarding any Pre-Closing Flow-Through Tax Return (each, a “Covered Tax Claim” and such notice, a “Tax Claim Notice”). Such Tax Claim Notice will describe the asserted Tax Claim in reasonable detail and will include copies of any notices and other documents received from any Governmental Authority in respect of any such asserted Covered Tax Claim.

(b) Except as otherwise set forth in this Agreement, the Equityholder Representative shall have the right to assume and control the defense of each Covered Tax Claim by written notice to Purchaser within thirty (30) days after delivery by the applicable party of the Tax Claim Notice; provided, however, that the Equityholder Representative shall not be entitled to assume and control (or to retain control of) the defense of such Covered Tax Claim if (i) Purchaser reasonably determines at any time that the resolution of such Covered Tax Claim is reasonably expected to have the effect of increasing the Tax Liability of Purchaser or any of its Affiliates (including the Company and the Company Subsidiary) by more than a de minimis amount for any period (or portion of any period) beginning after the Closing Date, (ii) Purchaser or any insurer under the RWI Policy is required to assume such defense pursuant to the terms thereof, or (iii) the Equityholder Representative’s assumption of the defense could cause Purchaser to lose coverage under the RWI Policy.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(c) If the Equityholder Representative properly elects to assume and control the defense of a Covered Tax Claim pursuant to Section 7.4(b), (i) Purchaser shall have the right, directly or through its designated representatives and at Purchaser’s sole cost and expense, to review in advance and comment upon all submissions made in the course of any Covered Tax Claim (including any administrative appeals thereof), (ii) the Equityholder Representative shall keep Purchaser reasonably notified regarding the progress of such Covered Tax Claim, and (iii) the Equityholder Representative shall not settle any Covered Tax Claim without the consent of Purchaser (not to be unreasonably withheld, conditioned or delayed). The Equityholder Representative shall provide such cooperation and information as Purchaser shall reasonably request, and Purchaser shall have the right to participate in (but not control) the defense of such Covered Tax Claim (including participating in any discussions with the applicable Governmental Authorities regarding such Covered Tax Claim).

(d) Notwithstanding anything to the contrary set forth in this Agreement, in connection with any Covered Tax Claim that (i) the Equityholder Representative does not timely and properly elect to control (or cannot elect to control or loses its right to control) pursuant to Section 7.4(b), or (ii) the Equityholder Representative fails to diligently defend, such Covered Tax Claim shall be controlled by Purchaser, and the Equityholder Representative agrees to cooperate with Purchaser in pursuing such Covered Tax Claim and, at the cost and expense of the Equityholders, the Equityholder Representative shall have the rights of Purchaser described in Section 7.4(c) mutatis mutandis.

(e) In connection with any Tax Claim that relates to any Pre-Closing Tax Period that is not a Covered Tax Claim, such Tax Claim shall be exclusively controlled by Purchaser. In connection with any Tax Claim described in this Section 7.4(e), Purchaser (i) shall bear its own costs and expenses, (ii) shall be entitled to engage its own counsel, and (iii) may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Authority, (B) either pay the Tax claimed or sue for refund where applicable law permits such refund suit or (C) contest, settle or compromise the Tax Claim in any permissible manner.

(f) To the extent permitted under applicable Law, each Equityholder shall make, or cause to be made, a timely and valid “push-out” election under Section 6226 of the Code and each analogous election under state or local Law with respect to any taxable period beginning on or before the Closing Date, and the Equityholder Representative shall cooperate fully with each Equityholder and Purchaser and any of their Affiliates in making each such “push-out” election.

(g) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Claims shall be governed exclusively by this Section 7.4.

Section 7.5 Post-Closing Actions. Except as otherwise contemplated by this Agreement or as required by applicable Law, without the prior written consent of the Equityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser will not, and will not permit any Target Company to, with respect to a Pre-Closing Flow-Through Tax Return: (a) make, change or rescind any material Tax election outside the ordinary course of business, (b) amend or refile any such Tax Return in a manner that is inconsistent with past practice, (c) file any such Tax Return in a jurisdiction in which any Target Company did not file previously, (d) settle any claim with a Governmental Authority, (e) engage in any voluntary disclosure or similar process with a Governmental Authority, or (f) extend the statute of limitations with respect to any Tax.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 7.6 Tax Treatment. For U.S. federal and applicable state and local Income Tax purposes, the Parties intend that the Merger shall be treated in accordance with the principles of Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2, as follows (the “Intended Tax Treatment”): (a) for Purchaser, as a termination of the Company under Section 708(b)(1) of the Code and deemed liquidating distribution of all assets of the Company and the Company Subsidiary to the Equityholders, followed by the taxable sale of all such assets to Purchaser in exchange for the Estimated Merger Consideration, as adjusted pursuant to Section 2.8); and (b) for each Equityholder, as a taxable sale of 100% of the Units held by such Equityholders in exchange for the portion of the Estimated Merger Consideration payable to such Equityholder, as adjusted pursuant to Section 2.8. No Party shall take any Tax position on any Tax Return, in any Tax Claim or otherwise inconsistent with the Intended Tax Treatment, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code). In the event that any Governmental Authority disputes the Intended Tax Treatment, the Party receiving notice of such dispute shall promptly notify and reasonably consult with the other Party concerning the resolution of such dispute and use reasonable best efforts to contest such dispute in a manner consistent with the Intended Tax Treatment.

Section 7.7 Merger Consideration Allocation. No later than one-hundred fifty (150) days after final determination of the Merger Consideration pursuant to Article II, Purchaser shall prepare and deliver to the Equityholder Representative a statement allocating the Merger Consideration (as adjusted pursuant to this Agreement) and any liabilities or other relevant items treated as consideration for U.S. federal Income Tax purposes among each of the assets of the Company and the Company Subsidiary for all applicable Tax purposes (the “Merger Consideration Allocation”) in accordance with applicable Law (including Section 1060 of the Code and the Treasury Regulations thereunder) and in a manner consistent with the methodology set forth on Exhibit G (such statement, the “Allocation Statement”). The Equityholder Representative will have fifteen (15) Business Days after receipt of the Allocation Statement (the “Allocation Evaluation Period”) to object to the Allocation Statement by delivery to Purchaser prior to expiration of the Allocation Evaluation Period a notice of objection with reasonable detail of the Equityholder Representative’s objections (an “Allocation Notice of Objection”). If the Equityholder Representative timely delivers an Allocation Notice of Objection to Purchaser, Purchaser and the Equityholder Representative shall negotiate in good faith during the 15-day period beginning on the Business Day after the date of delivery of the Allocation Notice of Objection (the “Allocation Resolution Period”) to resolve the Equityholder Representative’s objections. If (a) as a result of such negotiation the parties agree on the Merger Consideration Allocation during the Allocation Resolution Period, or (b) if the Equityholder Representative fails to deliver an Allocation Notice of Objection to Purchaser prior to expiration of the Allocation Evaluation Period, then such allocation will be final and binding on the Parties and none of the Parties will take or cause to be taken any position or other action inconsistent with such allocation for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any Proceeding or otherwise, unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of other applicable Law). Notwithstanding anything to the contrary set forth in this Section 7.7 (including Exhibit G) if the Parties are unable to resolve all disputes set forth in the Allocation Notice of Objection within the Allocation Resolution Period, however, the Parties will have no further obligation under this Section 7.7, and each party shall make its own determination of the allocation of the Merger Consideration for Tax reporting purposes.

ARTICLE VIII

REPRESENTATIVE

Section 8.1 Appointment of the Equityholder Representative. Each Equityholder, upon execution of a Letter of Transmittal and by the adoption of the Merger, and receiving the benefits thereof, including any consideration payable hereunder, shall be deemed to have, on behalf of himself, herself or itself and such Equityholder’s successors and permitted assigns, irrevocably constituted and appointed the

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Equityholder Representative, as of the Closing, as representative, attorney-in-fact and agent for such Equityholder and such Equityholder’s successors and permitted assigns, for all purposes in connection with the execution and performance of this Agreement, and any related agreements. This power is irrevocable and coupled with an interest, and will not be affected by the death, incapacity, illness, dissolution or other inability to act of any Equityholder or such Equityholder’s successors or permitted assigns.

Section 8.2 Authority of the Equityholder Representative. Each Equityholder, upon execution of a Letter of Transmittal shall be deemed to have, on behalf of himself, herself or itself and such Equityholder’s successors and permitted assigns, irrevocably granted the Equityholder Representative full power and authority: (i) to execute and deliver, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, and to accept delivery of, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, such documents as may be deemed by the Equityholder Representative, in its sole discretion, to be appropriate to consummate this Agreement, (ii) to make decisions on behalf of Equityholders and their respective successors and permitted assigns with respect to the Transactions, and matters contemplated under this Agreement or any other Transaction Document, including adjustments to the Merger Consideration, (iii) to acknowledge receipt of the Equityholder Representative Payment by the Equityholder Representative, (iv) to (A) dispute or refrain from disputing, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any claim made by Purchaser or any other Person under this Agreement, (B) negotiate and compromise, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement, and (C) execute, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any settlement agreement, release or other document with respect to such dispute or remedy, (v) to waive, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any closing condition contained in Article VI and to give or agree to, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any and all consents, waivers, amendments or modifications, deemed by the Equityholder Representative, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith, (vi) to enforce, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, any claim against Purchaser arising under this Agreement, (vii) to engage attorneys, accountants and other agents at the expense of Equityholders and their respective successors and permitted assigns in connection with in connection with any dispute arising under this Agreement; (viii) to receive the Equityholder Representative Payment (together with any interest or other earnings thereon, the “Equityholder Representative Fund”) as a fund for the payment of all costs and expenses incurred by or on behalf of the Equityholder Representative in its capacity as such in connection with any dispute or claim under this Agreement; provided, however, that the Equityholder Representative’s retention of any amounts in the Equityholder Representative Fund will not be used as evidence that Equityholders have any obligation hereunder, (ix) to amend this Agreement (other than this Section 8.2) or any of the instruments to be delivered to Purchaser by such Equityholder pursuant to this Agreement, and (x) to give such instructions and to take such action or refrain from taking such action, on behalf of such Equityholder and such Equityholder’s successors and permitted assigns, as the Equityholder Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement, including the exercise of all rights granted to Equityholder and such Equityholder’s successors and permitted assigns under this Agreement or any other Transaction Document.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

Section 8.3 Reliance. Each Equityholder, upon execution of a Letter of Transmittal, shall be deemed to have, on behalf of himself, herself or itself and Equityholder’s successors and permitted assigns, hereby agrees to the following:

(a) In all matters in which action by the Equityholder Representative is required or permitted, the Equityholder Representative is authorized to act on behalf of such Equityholder, on behalf of himself, herself or itself and such Equityholder’s successors and permitted assigns, notwithstanding any dispute or disagreement among Equityholder or their respective successors or permitted assigns or between any Equityholder or any Equityholder’s successors and permitted assigns and the Equityholder Representative, and Purchaser and Merger Sub will be entitled to rely on any and all action taken by the Equityholder Representative under this Agreement without any liability to, or obligation to inquire of, any Equityholder or any Equityholder’s successors and permitted assigns, notwithstanding any knowledge on the part of Purchaser of any such dispute or disagreement. Purchaser, Merger Sub and the Surviving Company will be fully protected in dealing with the Equityholder Representative under this Agreement (or any other Transaction Document) and may rely upon the authority of the Equityholder Representative to act on behalf of each Equityholder and none of Purchaser or any of its Affiliates or Representatives shall have any liability to any Equityholder as a result of such reliance.

(b) Notice to the Equityholder Representative, delivered in the manner provided in Section 11.3, will be deemed to be notice to all Equityholders and their respective successors and permitted assigns for purposes of this Agreement.

(c) The power and authority of the Equityholder Representative, as described in this Agreement, will continue in force until all rights and obligations of Equityholders and their respective successors and permitted assigns under this Agreement terminate, expire or are fully performed.

(d) A majority-in-interest of Equityholders and their respective successors and permitted assigns will have the right, exercisable from time to time upon written notice delivered to the Equityholder Representative and Purchaser, to remove the Equityholder Representative, with or without cause, and to appoint a successor to fill a vacancy caused by the death, resignation or removal of the Equityholder Representative.

(e) If the Equityholder Representative resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor is appointed pursuant to Section 8.3(d) within thirty (30) days, then Purchaser will have the right to appoint an Equityholder or a successor or permitted assign thereof to act as the Equityholder Representative to serve as described in this Agreement.

Section 8.4 Exculpation and Indemnification of the Equityholder Representative. The Equityholder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Equityholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. Each Equityholder (and each Equityholder’s successors and permitted assigns) will indemnify, defend, protect and hold harmless the Equityholder Representative against any losses, liabilities, expenses, and damages (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Equityholder Representative, the Equityholder Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Equityholder Representative from (i) the funds in the Equityholder Representative Fund and (ii) any other funds that become payable to the Equityholders under this Agreement at such time as such amounts would otherwise be distributable to the Equityholders; provided, that while the Equityholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Equityholder Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Equityholder Representative hereunder. Each Equityholder’s (and each Equityholder’s successors’ and permitted assigns’) obligations, including the foregoing indemnities, with respect to the Equityholder Representative under this Section 8.4 will survive the Closing the resignation or removal of the Equityholder Representative or the termination of this Agreement and continue indefinitely (and will not merge into any instrument of conveyance or be limited in duration by any applicable statute of limitations or otherwise). The Equityholder Representative will be entitled to retain counsel and to incur such expenses (including court costs and attorneys’ fees and expenses) as the Equityholder Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement. All fees and expenses incurred by the Equityholder Representative in performing its duties hereunder or the Paying Agent Agreement will be borne by the Equityholders and their respective successors and permitted assigns (severally as to each Equityholder (or such Equityholder’s successor or permitted assigns) only and not jointly as to or with any other Equityholder (or such Equityholder’s successor or permitted assigns)); provided, however, that the Equityholder Representative may cause Purchaser, the Surviving Company or the Paying Agent, as applicable, to deduct such fees and expenses from the amounts otherwise distributable to Equityholders or their respective successors and permitted assigns and pay such amounts to the Equityholder Representative. In particular, the Equityholders acknowledge that the Equityholder Representative Payment is being deposited by Purchaser, upon the Closing, into any account designated by the Equityholder Representative in accordance with the terms of this Agreement, to pay the fees and expenses of the Equityholder Representative hereunder, and to provide for indemnification of the Equityholder Representative under this Section 8.4.

Section 8.5 Distribution of the Equityholder Representative Fund. The Equityholders will not receive any interest or earnings on the Equityholder Representative Fund and irrevocably transfer and assign to the Equityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. At such time that the Equityholder Representative believes, in its sole discretion, that no such additional fees or expenses will be incurred and no such additional indemnification will be required, the Equityholder Representative will deposit with the Paying Agent for further distribution to the Equityholders all remaining funds from the Equityholder Representative Fund (the “Remaining Equityholder Representative Fund”) pursuant to the Paying Agent Agreement. For Tax purposes, the Equityholder Representative Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

ARTICLE IX

TERMINATION

Section 9.1 General. The Parties shall have the rights and remedies with respect to the termination or enforcement of this Agreement that are set forth in this Article IX.

Section 9.2 Right to Terminate. This Agreement and the Transactions may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 11.3:

(a) by the mutual written consent of Purchaser and the Company;

(b) by either Purchaser or the Company if the Closing has not occurred at or before 11:59 p.m. Mountain time on October 20, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the Outside Date;

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(c) by Purchaser, upon written notice to the Company, if any of the representations or warranties of the Company set forth in Article III are not accurate, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth herein (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 6.2(a) or Section 6.2(b) are not capable of being satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days (or by the Outside Date, if earlier) after written notice thereof is delivered to the Company; provided that neither Purchaser nor Merger Sub is then in breach hereof such as would cause the condition to the Closing set forth in either Section 6.1(a) or Section 6.1(b) to not be satisfied as of the Closing;

(d) by the Company, upon written notice to Purchaser, if any of the representations or warranties of Purchaser or Merger Sub set forth in Article IV are not accurate, or if Purchaser or Merger Sub has failed to perform any covenant or agreement on the part of such Party set forth herein (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 6.1(a) or Section 6.1(b) are not capable of being satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) Business Days after written notice thereof is delivered to Purchaser and Merger Sub; provided that the Company is not then in breach hereof such as would cause the condition to the Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied as of the Closing; or

(e) by Purchaser or the Company if there is then in effect a final, non-appealable Order of a court of competent jurisdiction in effect precluding consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 9.2(e) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the Order.

Section 9.3 Remedies Upon Termination. If this Agreement is validly terminated under Section 9.2, then it will forthwith become null and void, and each of the Parties (and any equityholder, Affiliate, director, officer, employee, agent, advisor, accountant, attorney, consultant or other representative of such Party) will be relieved of its duties, liabilities and obligations to any other Party under this Agreement and no Party will have any claim against any other Party (or any equityholder, Affiliate, director, officer, employee, agent, advisor, accountant, attorney, consultant or other representative of such Party) other than the provisions of this Section 9.3, Section 5.5, and Article XI, which will survive any termination of this Agreement under Section 9.2; provided, however, that nothing contained in this Section 9.3 will relieve any Party from liabilities, losses or damages arising out of Fraud or any willful and intentional breach by such Party of this Agreement occurring prior to the termination of this Agreement.

ARTICLE X

CERTAIN LIMITATIONS

Section 10.1 Limitation on Warranties; No Reliance. Except for the representations and warranties expressly set forth in Article III, (a) none of the Target Companies is making or will not be deemed to have made, and none of the Target Companies or any Equityholder (or any other Person) will have or be subject to any losses, claims, liabilities or other damages arising out of, relating to, or resulting from, any other representation or warranty, written or oral, common law or statutory, express or implied (including with respect to non-infringement, merchantability or suitability for fitness for any particular purpose), as to the accuracy or completeness of, or the distribution to, or use by, Purchaser or Merger Sub, of, any advice, document, or other information regarding the Units, any Target Company, or the business, financial condition, assets (including the condition, value, quality, or suitability of any asset), or Liabilities

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

of any Target Company, including Forward-Looking Statements (any of the foregoing, an “Extra-Contractual Statement”). Purchaser and Merger Sub hereby acknowledge and agree that, except as expressly provided in Article III, Purchaser is acquiring the Target Companies, their respective assets, and the Units on an “as is, where is” basis. Except as expressly provided in Article III, none of any Target Company, any Equityholder, or the Equityholder Representative have made, and each Target Company, each Equityholder, and the Equityholder Representative hereby expressly disclaim and negate, and each of Purchaser and Merger Sub hereby expressly waives and is not relying on, any Extra-Contractual Statement (including any express or implied warranty relating to the Units, or any asset (tangible, intangible, or mixed) of any Target Company, including warranties of fitness, non-infringement, merchantability or suitability or fitness or a particular purpose), and each of Purchaser and Merger Sub hereby expressly waives and relinquishes any and all rights, claims, and causes of action in connection with, the accuracy, completeness, or materiality of any Extra-Contractual Statement heretofore furnished or made available to Purchaser, Merger, or their respective representatives or Affiliates by or on behalf of any Equityholder, or any Target Company (it being intended that no such prior Extra-Contractual Statement will survive the execution and delivery hereof).

Section 10.2 Disclosure Schedule. All representations and warranties of the Company in this Agreement are made subject to and modified by the exceptions noted in the schedules delivered by the Company to Purchaser concurrently herewith and identified as the “Disclosure Schedule.” A disclosure made by the Company in any Section of the Disclosure Schedule (or subparts thereof) that reasonably informs Purchaser of information with respect to another Section of this Agreement or the Disclosure Schedule (or subparts thereof) in order to avoid a misrepresentation thereunder shall be deemed to be incorporated by this reference in each of the other Disclosure Schedules to the extent that it is reasonably apparent on its face that such incorporated disclosure relates to the subject matter of the disclosure schedule into which it is being incorporated. Information reflected in the Disclosure Schedule is not necessarily limited to matters required hereby to be reflected in the Disclosure Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed, and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Target Company.

Section 10.3 Specific Performance; No Other Remedies; No Recourse.

(a) Each Party acknowledges and agrees that the rights and obligations of each Party set forth in this Agreement, including each Party’s rights to consummate the Transactions, are unique and that, if this Agreement is not performed in accordance with its terms or is otherwise breached, a non-breaching Party shall be damaged irreparably and have no adequate remedy at Law. Accordingly, the Parties agree that any such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce such Person’s rights and the breaching Party’s obligations under this Agreement by bringing an action or actions for specific performance (including for specific performance of any and all of the Transactions), injunctive or other equitable relief (without posting of bond or other security). Each Party further agrees that, in the event of any such action for specific performance, injunctive or other equitable relief by another Party, it shall not assert the defense that a remedy at law would be adequate.

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

(b) Except for the rights of the D&O Indemnified Persons under Section 5.6, injunctive and provisional relief (including as set forth in Section 10.3(a)), and in the case of Fraud, (i) the sole and exclusive remedy for any claims for any inaccuracy or breach of any representation or warranty of the Company in this Agreement will be to recover from the RWI Policy and (ii) (A) this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such, (B) none of the Non-Recourse Parties will have any liability (whether in Contract, tort, equity, strict liability or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of the Company or for any claim (including any claim by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of the Company set forth or contained in this Agreement or in any exhibit or schedule hereto or any certificate delivered hereunder) based upon, arising out of or related to this Agreement, and (C) to the maximum extent permitted by Law, Purchaser, for itself and on behalf of its Affiliates and Representatives, hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all claims, demands, causes of action and other remedies of such Person against the Non-Recourse Parties as a matter of Contract, tort, equity, strict liability, under or based upon any applicable Law or otherwise (including for rescission) based upon, arising out of or related to this Agreement; provided, that nothing in this Section 10.3 shall in any way limit or qualify the obligations and liabilities of any of the parties to the Restrictive Covenant Agreements.

Section 10.4 Non-Survival. The Parties, intending to modify any applicable statute of limitations, agree that (a) all representations and warranties in this Agreement (including the Disclosure Schedule and exhibits attached hereto and the certificates delivered pursuant hereto) shall terminate effective as of the Closing and shall not survive the Closing for any purpose and (b) after the Closing, there shall be no liability on the part of any Party, nor shall any claim be made by any Person in respect of any covenant or agreement in this Agreement required to be performed prior to the Closing. All covenants and agreements that contemplate performance after the Closing shall survive the Closing for the period expressly specified therein. Notwithstanding the foregoing or anything herein to the contrary, this Section 10.4 shall not (x) limit any claim or recovery or rights available to Purchaser under the RWI Policy or (y) prevent or limit any claim based upon Fraud in the making of the representations and warranties in this Agreement (including the Disclosure Schedule and exhibits attached hereto and the certificates delivered pursuant hereto).

ARTICLE XI

MISCELLANEOUS

Section 11.1 Expenses. Except as otherwise provided in this Agreement (including as set forth in Section 5.6(b), Section 5.9 and Section 7.2), each Party shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Transactions, including financial advisors’, attorneys’, accountants’, and other professional fees and expenses in connection with the Transactions; provided that Purchaser shall be solely responsible for all fees payable to the Escrow Agent in accordance with the Escrow Agreement and all fees payable to the Paying Agent in accordance with the Paying Agent Agreement.

Section 11.2 Publicity. The Parties shall, and shall cause each of their Affiliates and Representatives to, maintain the confidentiality of this Agreement and shall not, and shall cause each of their Affiliates and its and their respective Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions except with the prior agreement of the Company (prior to Closing) and the Equityholder Representative (after the Closing) and Purchaser (and the Parties shall use reasonable efforts to consult and agree with each other regarding the content of any press release or other public announcements so required); provided, however, that a Party

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

may, without the prior consent of the other Parties, issue or cause the publication of any such press release, public announcement or disclosure to the extent that such Party reasonably determines such action to be required by Law or regulatory rules (including any listing agreement with any securities exchange or stock market). Notwithstanding the foregoing: (a) the Parties may make any press release or other public announcement concerning this Agreement and the Transactions to the extent that such release or announcement contains solely information previously publicly disclosed in accordance with this Section 11.2; (b) the Parties may make disclosures to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses or as necessary to assist such Party in exercising its rights or satisfying and performing its covenants and obligations under this Agreement, provided that the provisions of this Section 11.2 shall apply to such Representatives and the Party disclosing such information shall be responsible for any breach of the provisions hereof by them to the same extent as if they were the applicable party’s actions or failure to act; (c) each Target Company may make any announcement to its employees, equityholders, customers or other business relations, in each case, that such Target Company reasonably believes is reasonably required or desirable; (d) Purchaser, and its Affiliates and each of their respective Representatives, may make disclosures to any lenders or potential lenders or any investors or potential investors in connection with the Debt Financing, subject to the receipt of customary confidentiality undertakings from such Persons; (e) Purchaser, and its Affiliates and each of their respective Representatives, may make disclosures in the OP Form 10; and (f) following Closing, the Equityholder Representative shall be permitted to disclose information to the Equityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Transaction, the Equityholder Representative shall be permitted to announce that it has been engaged to serve as the Equityholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 11.3 Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed delivered (a) if delivered by mail, three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested; (b) if delivered by hand, when actually delivered; (c) if delivered by nationally recognized private courier, on the date delivery is promised by the courier; or (d) if delivered by confirmed or acknowledged (including by any response to such email) email, on the date sent. All notices shall be addressed as follows:

If to the Company (before the Closing):

Simms Fishing Products LLC 177 Garden Drive
Bozeman, Montana 59718
Attention: K.C. Walsh and Stacie Bruno
Email: kcwalsh@simmsfishing.com; stacie.bruno@simmsfishing.com

If to the Equityholder Representative

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com

Confidential Treatment Requested by Outdoor Products Spinco Inc.

Pursuant to 17 C.F.R. Section 200.83

with a copy (which will not constitute notice) to:

Perkins Coie LLP 1900 Sixteenth Street, Suite 1400
Denver, Colorado 80202
Attention: Nathaniel Ford
Email: nford@perkinscoie.com

If to any of the Company (following the Closing), Purchaser, Merger Sub or the Parent:

Vista Outdoor Operations LLC
c/o Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Attention: Dylan S. Ramsey
Facsimile: +1 801-447-3039
Email: Dylan.Ramsey@VistaOutdoor.com

with a copy (which will not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Christopher M. Sheaffer and Anatoliy Rozental
Facsimile: (212) 521-5450
Email: CSheaffer@ReedSmith.com; ARozental@ReedSmith.com

or to such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 11.3.

Section 11.4 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules hereto, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the Parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter of this Agreement and thereof, including any data room agreement, bid letter, term sheet, summary issues list, or other agreement or information. Each Exhibit and Schedule to this Agreement shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by Purchaser and the Equityholder Representative.

Section 11.5 Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege herein conferred, or the waiver by such Party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver will be effective unless it is in writing and signed by Purchaser and the Equityholder Representative.

Section 11.6 Counterparts. This Agreement may be executed in one or more separate counterparts, including by means of facsimile, email, or other electronic means, each of which when so executed and delivered will be deemed an original and all of which taken together will constitute one and the same Agreement.

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Section 11.7 Delivery by Electronic Transmission. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or any party to any such Contract, each other Party or party thereto will re-execute original forms thereof and deliver them to all other Parties or parties thereto. No Party or any party to any such Contract will raise the use of a PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of PDF or other electronic transmission as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 11.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from the remainder of this Agreement, which will remain in full force and effect. This Agreement will be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Parties under this Agreement.

Section 11.9 Applicable Law. This Agreement, and any dispute or controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement (a “Controversy”), will be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.10 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties, the Non-Recourse Parties and the D&O Indemnified Persons as specifically described in this Agreement, and, except as set forth above, no provision of this Agreement will be deemed to or will confer any remedy, claim or right upon any third party. Without limiting the generality of the foregoing, the Parties expressly confirm their agreement that, in addition to the Parties, the Non-Recourse Parties and the D&O Indemnified Persons will also enjoy the benefits in this Agreement as intended third-party beneficiaries with respect to the provisions that are expressly stated to be in their favor. In this regard, the Parties agree that such Persons will have the right to enforce those provisions directly against the applicable Party.

Section 11.11 Binding Effect; Benefit. This Agreement will inure solely to the benefit of and be binding upon the Parties, and their successors and permitted assigns.

Section 11.12 Assignment. This Agreement may not be assigned or otherwise transferred by Purchaser, Merger Sub or the Company without the prior written consent of the other Parties; provided, that Purchaser may assign its rights under this Agreement to any secured lender (including any agent or other representative thereof) as collateral security for their obligations under any of their secured debt financing arrangements (including the Debt Financing) and any refinancing, extensions, refunding or renewals thereof, without the consent of the Company (before the Closing) or the Equityholder Representative (after the Closing); provided further that, any such assignment shall not relieve Purchaser of any of its obligation under this Agreement. Any purported assignment in violation of this Section 11.12 shall be null and void.

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Section 11.13 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN CONNECTION WITH ANY CONTROVERSY (AS DEFINED IN SECTION 11.9) (INCLUDING ANY PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT). FOR THE AVOIDANCE OF DOUBT, THIS SECTION 11.13 WILL NOT APPLY TO ANY ACTION BETWEEN THE INSURER OF THE RWI POLICY AND ANY INSURED UNDER THAT POLICY.

Section 11.14 Consent to Jurisdiction. EXCEPT FOR A DISPUTE THAT, AS SPECIFIED IN SECTION 2.10, WILL BE RESOLVED SOLELY AND EXCLUSIVELY BY THE ACCOUNTANT EXPERT (IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 2.10), EACH PARTY AGREES TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURT OR, IF THAT COURT LACKS OR DECLINES TO EXERCISE JURISDICTION, ANY OTHER STATE COURT OR FEDERAL COURT LOCATED WITHIN THE CITY OF WILMINGTON, DELAWARE, WITH RESPECT TO ANY CONTROVERSY (AS DEFINED IN SECTION 11.9) (INCLUDING ANY PROCEEDING SEEKING ENFORCEMENT OF ANY PARTY’S RIGHTS UNDER THIS AGREEMENT), AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 11.3, AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH PARTY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED RELATING TO ANY CONTROVERSY IN ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS SECTION 11.14. NOTHING IN THIS SECTION 11.14 WILL AFFECT THE RIGHTS OF THE PARTIES TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 11.14 WILL NOT APPLY TO ANY ACTION BETWEEN THE INSURER OF THE RWI POLICY AND ANY INSURED UNDER THAT POLICY.

Section 11.15 Legal Representation.

(a) Each of the Parties acknowledges that Perkins Coie LLP (“PC”) currently serves as counsel to the Company, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the Transactions. There may come a time, including after consummation of Transactions, when the interests of the Equityholders and the Company may no longer be aligned. The Parties understand and specifically agree that PC may, in connection with the Transactions, represent the Equityholders and the Equityholder Representative, even if the interests of the Equityholders and the interests of the Company or the Surviving Company are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the Transactions, and even though PC may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company or any of its Affiliates, and Purchaser, Merger Sub, and the Company hereby consent thereto and waive any conflict of interest arising therefrom.

(b) Notwithstanding anything to the contrary contained herein, the Parties intend that all communications at or prior to the Closing between the Company and the Equityholders, on the one hand, and any of their attorneys, on the other hand, including all communications relating to the negotiation of the Transactions and any alternative transactions (collectively, the “Protected Communications”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and rights of confidentiality of the Company or the Equityholders (the “Associated Rights”), will, from and after the Closing, rest exclusively with the Equityholders and the Equityholder Representative and will not be

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transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Purchaser, Merger Sub or any of its Affiliates (including, after the Closing, the Surviving Company) or any successor or assign of any of the foregoing (collectively, the “Purchaser Group”). Accordingly, the Parties hereby agree that, as of immediately prior to the Closing, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged: (i) all Protected Communications and Associated Rights are, and will be deemed for all purposes, transferred, assigned, conveyed and delivered in full to the Equityholders, and (ii) no member of the Purchaser Group (including, after the Closing, the Surviving Company) will have any right, title, interest or benefit in or to any of the Protected Communications or any Associated Rights. Without limiting the foregoing, the Parties acknowledge the decision of the Delaware Chancery Court in Great Hill Equity Partners IV, LP, et al. v. SIG Growth Equity Fund, I, LLLP, et al. (Civil Action No. 7905-CS, November 15, 2013) and desire to expressly exclude the Protected Communications and Associated Rights from the assets, rights, privileges and benefits of the Company that might otherwise be transferred or assigned to any member of the Purchaser Group by operation of law or otherwise.

(c) Each of Purchaser and Merger Sub hereby agrees, on its own behalf and on behalf of the other members of the Purchaser Group (including, after the Closing, the Surviving Company), from and after the Closing, that the Equityholders (i) will have the right to take possession and control of all Protected Communications effective as of the Closing, and (ii) if and to the extent the Equityholders fail to take such possession and control (which failure will not, alone or in association with any other act or omission, be deemed a waiver of any of its rights under this Section 11.15), the Equityholders will have the right to access and copy, from time to time, any Personal Information in the possession or control of any member of the Purchaser Group from and after the Closing, during normal business hours and with reasonable prior written notice, as may be reasonably necessary in connection with any post-Closing matter, whether or not such matter is known to any member of the Purchaser Group, in each, in the Equityholders sole cost and expense. If and to the extent that, at any time from and after the Closing, any member of the Purchaser Group will have any right or opportunity to assert or waive an attorney-client privilege or right of confidentiality with respect to any Protected Communication, each member of the Purchaser Group will not, and will cause the other members of the Purchaser Group not to, waive such privilege or right of confidentiality without the prior written consent of the Equityholder Representative (which consent may be withheld, conditioned or delayed in its sole discretion).

Section 11.16 Parent Guarantee. The Parent hereby absolutely, unconditionally and irrevocably guarantees the payment and performance of all of the payment and other obligations of Purchaser and Merger Sub in this Agreement and the other Transaction Documents (the “Parent Obligations”), in each case, when and to the extent that, any such Parent Obligations shall become due and payable; provided, however, that the Parent shall be subject to the limitations set forth herein and shall succeed to all rights of Purchaser hereunder. The Parent agrees that the guaranty set forth in this Section 11.16 is a present and continuing guaranty of payment and not of collectability, and that the Company shall not be required to prosecute collection, enforcement or other remedies against Purchaser or any other Person, or to enforce or resort to any other rights or remedies hereunder, before calling on the Parent for payment or performance. The Parent agrees that if, for any reason, Purchaser shall fail or be unable to pay or perform, punctually and fully, any of the Parent Obligations, the Parent shall pay or perform such Parent Obligations to the Company in full immediately upon demand. The Parent agrees that the obligations of the Parent pursuant to this Section 11.16 shall be primary obligations, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that the Parent may have against the Company or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by any circumstance or condition (whether or not the Parent shall have any knowledge thereof). The execution, delivery and performance by the Parent of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Parent. The Parent has duly executed and delivered this Agreement, and assuming the due

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authorization, execution and delivery by the Company, this Agreement constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

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The Parties have executed this Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

VISTA OUTDOOR OPERATIONS LLC

By:	/s/ Sudhanshu Priyadarshi
Name: Sudhanshu Priyadarshi
Title: Chief Financial Officer

MERGER SUB:

TROPHY MERGER SUB, LLC

By:	/s/ Sudhanshu Priyadarshi
Name: Sudhanshu Priyadarshi
Title: Chief Financial Officer

PARENT:

VISTA OUTDOOR INC.

By:	/s/ Sudhanshu Priyadarshi
Name: Sudhanshu Priyadarshi
Title: Chief Financial Officer

Signature Page to Agreement and Plan of Merger

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COMPANY:

SIMMS FISHING PRODUCTS LLC

By:	/s/ Richard C. Sheahan
Name: Richard C. Sheahan
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

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EQUITYHOLDER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Equityholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

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EXHIBIT A

ACCOUNTING PRINCIPLES AND WORKING CAPITAL ILLUSTRATIVE EXAMPLE

See attached.

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EXHIBIT B

FORM OF CERTIFICATE OF MERGER

See attached.

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EXHIBIT C

FORM OF MERGER CONSIDERATION SCHEDULE

See attached.

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EXHIBIT D

FORM OF ESCROW AGREEMENT

See attached.

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EXHIBIT E

FORM OF PAYING AGENT AGREEMENT

See attached.

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EXHIBIT F

FORM OF LETTER OF TRANSMITTAL

See attached.

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EXHIBIT G

ALLOCATION STATEMENT

See attached.